Exhibit 10.1

Execution Version

SIXTH AMENDED AND RESTATED MORTGAGE WAREHOUSING

CREDIT AND SECURITY AGREEMENT

Dated as of May 1, 2014

Among

ACRE CAPITAL LLC

Borrower

BANK OF AMERICA, N.A.

Agent

and

BANK OF AMERICA, N.A. and other financial institutions

party hereto from time to time as lenders

Lenders

* * * * * * * * * *

$80,000,000

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6.15	Loan Documents	21
6.16	No Default or Event of Default	21
6.17	No Broker or Finder	22
6.18	Background Information and Certificates	22
6.19	Servicing	22
6.20	Assumed Names	22

7 COVENANTS		23
7.1	Punctual Payment	23
7.2	Maintenance of Office and Legal Existence	23
7.3	Records and Accounts	23
7.4	Notices	23
7.5	Financial Statements and Reports	24
7.6	Existence; Conduct of Business	27
7.7	Insurance	27
7.8	Taxes and Trade Debt	27
7.9	Compliance with Laws, Contracts, Licenses, and Permits	28
7.10	Bank Accounts	28
7.11	Closing Instructions	28
7.12	Other Loan Obligations	28
7.13	Further Assurances	28
7.14	Restrictions on Indebtedness and Liens	28
7.15	Restrictions on Investments	31
7.16	Indemnification Against Payment of Brokers’ Fees	31
7.17	Merger, Consolidation	31
7.18	Subsidiaries	32
7.19	Loans and Advances	32
7.20	Fiscal Year	32
7.21	Charging Accounts	32
7.22	Place for Records; Inspection	33
7.23	Costs and Expenses	33
7.24	Indemnification	34
7.25	Borrower’s Financial Covenants	34
7.26	Minimum Deposits Agreement	35
7.27	Replacement Documentation	35
7.28	Use of Advances	35
7.29	Source and Subordination of Co-Funding Amounts	35
7.30	Dividends	35

8 REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		36
8.1	Representations, Warranties and Covenants Concerning Eligibility as Seller/Servicer of Mortgage Loans	36
8.2	Representations and Warranties Concerning Collateral	36
8.3	Affirmative Covenants Concerning Collateral	39
8.4	Special Negative Covenants Concerning Collateral	40
8.5	Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements	40

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8.6	Special Representations and Warranties Concerning FHA Mortgage Loans	40
8.7	Special Representations and Warranties Concerning Servicing Collateral	41

9 EVENTS OF DEFAULT		41
9.1	Default and Events of Default	41
9.2	Written Waivers	44
9.3	Remedies	44

10 SET-OFF		47
10.1	Security Interest	47
10.2	Set-Off	47
10.3	Right to Freeze	48
10.4	Additional Rights	48

11 THE AGENT AND THE LENDERS		48
11.1	Rights, Duties and Immunities of the Agent	48
11.2	Respecting Loans and Payments	52
11.3	Assignment and Participation	56
11.4	Administrative Matters	59

12 GENERAL PROVISIONS		61
12.1	Notices	61
12.2	Payments to be Charged as an Advance	62
12.3	Parties Bound; Integration	63
12.4	Waivers, Extensions and Releases	63
12.5	Governing Law	63
12.6	Consent to Jurisdiction	63
12.7	JURY TRIAL WAIVER; WAIVER OF PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES	64
12.8	Survival	65
12.9	Cumulative Rights	65
12.10	Claims Against Agent or Lenders	65
12.11	Obligations Absolute	65
12.12	Counterparts	65
12.13	Time Of the Essence	65
12.14	No Oral Change	65
12.15	Monthly Statements	66
12.16	Severability	66
12.17	Confidentiality	66

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SIXTH AMENDED AND RESTATED MORTGAGE WAREHOUSING CREDIT AND SECURITY AGREEMENT

This Sixth Amended and Restated Mortgage Warehousing Credit and Security Agreement is made and entered into as of May 1, 2014, among: (a) ACRE Capital LLC, a Michigan limited liability company (the “Borrower”); (b) Bank of America, N.A. and each other financial institution party hereto from time to time as a Lender (as defined in Exhibit A); and (c) Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1                                         BACKGROUND.

1.1                               Defined Terms.  Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Exhibit A.

1.2                               General.  Unless otherwise specified in the Loan Documents: (i) references in a Loan Document to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules in and to such Loan Document, (ii) references in a Loan Document to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, (b) shall include all documents, instruments, or agreements issued or executed in replacement or restatement thereof, to the extent permitted hereby, and (c) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and in effect at any given time, (iii) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter, (iv) unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower, (v) titles and captions of Sections, subsections, and clauses in any Loan Document are for convenience only, and neither limit nor amplify the provisions of such Loan Document, (vi) all references to money (including the symbol “$”) are to lawful currency of the United States, (vii) references to “including” mean including without limiting the generality of any description preceding that word, (viii) the rule of construction providing that references to general items following references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (ix) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, and (x) references to any Legal Requirement include, unless otherwise expressly stated, every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it.

1.3                               Time.  Unless otherwise indicated, all references to time are references to Boston, Massachusetts time.

1.4                               Accounting Principles.  All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied (a) in setting the financial covenants set forth in Section 7.25, and (b) with respect to all fiscal quarters ending on or after March 31, 2014, during the preceding comparable period.  The Borrower shall notify the Agent of any change in GAAP from that in effect on the date hereof which would in any way effect the operation of any covenant in any Loan Documents (including covenants which relate to Affliliates of the Borrower) whereupon, the Agent and the Borrower shall attempt for a reasonable period (not to exceed ten (10) Business Days unless the Agent and the Borrower agree to extend such time period)  to agree upon appropriate amendments to the affected covenants to eliminate such effect and to produce equivalent results, failing which, for purposes of calculating such financial covenants, GAAP will mean generally accepted accounting principles on the date just prior to the date on which any such change in GAAP became effective.

1.5                               Applicability of Freddie Mac Provisions.  The Borrower hereby informs the Agent and the Lenders that the Borrower is not currently, but is currently applying to become, licensed by Freddie Mac as a Freddie Mac-approved seller/servicer in good standing, eligible to originate, purchase, hold, sell and service Freddie Mac Mortgage Loans to be sold to Freddie Mac.  Until such time as the Agent has acknowledged in writing that the Borrower has obtained such license, the terms of this Agreement referring to Freddie Mac shall be of no force or effect as though not included in this Agreement.  From and after such time as the Borrower has informed the Agent by written notice that it has obtained such license and holds such license in good standing, and the Agent has acknowledged receipt of such notice, the terms of this Agreement referring to Freddie Mac shall be in full force and effect.

1.6                               No Novation.  The parties agree that this Agreement is intended to amend and restate that certain Fifth Amended and Restated Mortgage Warehousing Agreement, dated as of April 16, 2010, between the Borrower (then known as EF&A Funding, L.L.C., d/b/a Alliant Capital LLC) and Bank of America, N.A., as the Credit Agent and sole Lender thereunder, (as such agreement has been amended from time to time the “Original Agreement”), is intended as a continuation of the transactions contemplated by the Original Agreement, and shall not constitute a novation of the Original Agreement.

2                                         LOAN PROVISIONS.

2.1                               The Facility.

2.1.1                     The Loan.  Subject to the terms and conditions of this Agreement, the Lenders agree to make Advances to the Borrower from the date hereof to the Maturity Date (or, in the event that the Maturity Date is not a Business Day, to the Business Day immediately preceding the Maturity Date), during which period the Borrower may borrow, repay and re-borrow in accordance with the provisions of this Agreement. The aggregate amount of all Advances outstanding from time to time hereunder may hereinafter collectively be referred to as the “Loan”.  While a Default or Event of Default exists, the Lenders may refuse to make any additional Advances to the Borrower.

2.1.2                     Maximum Amount of Facility.  Subject to the applicable terms and conditions of this Agreement, the maximum principal amount outstanding under the Loan shall not exceed the lesser of (a) the aggregate Commitment Amount, and (b) the Borrowing Base.

2.1.3                     Limitations on Mortgage Loan Advances.  In addition to the limitations set forth on Exhibit D or elsewhere in this Agreement, each Advance to fund a Mortgage Loan shall be limited so as not to exceed the product of (a) the Advance Rate for such Mortgage Loan set forth on Exhibit D, times (b) the Collateral Value for such Mortgage Loan.  Only one Advance shall be requested and will be made with respect to each Mortgage Loan other than an FHA Construction Mortgage Loan.

2.1.4                     Outstanding Balance of the Loan.  In the event that at any time the outstanding principal balance of the Loan exceeds the lesser of (a) the aggregate Commitment Amount or (b) the Borrowing Base, the Borrower shall, immediately, with no requirement of notice or demand from the Agent, repay to the Agent such excess amount so that the outstanding principal balance of the Loan is in compliance with the terms and provisions of this Section.

2.2                               Term of Loan.  The Loan shall mature and become due and payable, and shall be repaid (together with all accrued and unpaid interest thereon and any other then outstanding Obligations) by the Borrower in full, on the Maturity Date.

2.3                               Advances.

2.3.1                     To obtain an Advance under this Agreement, the Borrower must deliver to the Agent; (i) for Mortgage Loan Advances: not later than 3:00 p.m. on the Business Day prior to the date on which the Borrower desires the Advance; or (ii) for General Advances: (a) during such period as the Agent is the sole Lender hereunder, 3:00 p.m. on the Business Day the Borrower desires the General Advance, and (b) during such period as there are two or more Lenders, 2:00 p.m. on the Business Day the Borrower desires the General Advance; a completed and signed request for either a Mortgage Loan Advance or a General Advance (in either case, an “Advance Request”), on the then current form approved by the Agent.  Any Advance Request received by the Agent on a Business Day later than the applicable cut-off time specified in the immediately preceding sentence will be deemed received on the following Business Day, unless such requirement that the Advance Request be received by such time is waived by the Agent in its sole discretion on a case-by-case basis.

2.3.2                     Subject to the delivery of an Advance Request, and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, the Borrower may obtain an Advance under this Agreement, or add a Mortgage Loan to the Borrowing Base as a Pledged Loan, upon compliance with the procedures set forth in this Section and, in the applicable Exhibit B, including delivery to the Agent of all required Collateral Documents. The Agent’s current forms of (a) Mortgage Loan Advance Request is set forth in Exhibit C-1, and (b) General Advance Request is set forth in Exhibit C-2.  Upon not less than 30 days’ prior written Notice to the Borrower, the Agent may modify its form of Advance Request and any other Exhibit referred to in this Section as necessary to conform to then current Legal Requirements or as may reasonably be required to conform to the Agent’s or any Lender’s reasonable practices and, as so modified, those Exhibits will be deemed a part of this Agreement.  Each Advance requested by the Borrower shall be deposited into the Borrower’s Funding Account.  Unless a later time is specified in the Advance Request, and provided that all other requirements and conditions for funding under this Agreement have been satisfied, the Agent and the Lenders will use their commercially reasonable best efforts (a) to fund Mortgage Loan Advances by 10:00 a.m. the day following receipt from the Borrower of the Mortgage Loan Advance Request, and (b) to fund General Advances on the same day as receipt from the Borrower of any General Advance Request received prior to 1:00 p.m.

2.3.3                     Notwithstanding any other provision of this Agreement or any other Loan Document, (a) at such time as either (i) the long-term senior unsecured debt rating of Fannie Mae shall be reduced by S&P to “A” or lower, or (ii) any event or action described in clauses (a) or (b) of the definition of “Defaulted Commitment” under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, shall occur or be taken by or with respect to Fannie Mae (not including the conservatorship of Fannie Mae in effect as of the date hereof), (y) the Borrower shall not be entitled to obtain, and the Lenders shall have no obligation to make (although may make in their unrestricted discretion), any Mortgage Loan Advances hereunder to fund the origination of any Fannie Mae Mortgage Loan, and (z) solely with prospective effect for purposes of General Advance Requests received from and after such time the Borrowing Base shall exclude the Collateral Value of all Pledged Assets consisting of or supported by Fannie Mae Mortgage Loans; and (b) at such time as either (i) the long-term senior unsecured debt rating of Freddie Mac shall be reduced by S&P to “A” or lower, or (ii) any event or action described in clauses (a) or (b) of the definition of “Defaulted Commitment” under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, shall occur or be taken by or with respect to Freddie Mac (not including the conservatorship of Freddie Mac in effect as of the date hereof), (y) the Borrower shall not be entitled to obtain, and the Lenders shall have no obligation to make (although may make in their unrestricted discretion), any Mortgage Loan Advances hereunder to fund the origination of any Freddie Mac Mortgage Loan, and (z) solely with prospective effect for purposes of General Advance Requests received from and after such time the Borrowing Base shall exclude the Collateral Value of all Pledged Assets consisting of or supported by Freddie Mac Mortgage Loans.

2.4                               Interest Rate and Payment Terms.  All Advances made under the Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Notes.  This Agreement also provides for interest at a Default Rate, Late Charges and addresses prepayment rights and fees.  All payments for the account of Lenders shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Commitment Percentage.  The Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 2:00 p.m. on such date and, if not, on the next Business Day.  Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Agent and to be allocated on a pro rata basis to the Note held by each Lender based upon such Lender’s Commitment Percentage.

2.4.1                     Interest Rate.  Interest shall accrue each day on the outstanding principal balance of each Advance at the Applicable Rate or as otherwise provided in this Agreement.

2.4.2                     Payment and Calculation of Interest.  All interest shall accrue in arrears and be payable: (i) on the later of (a) the fifteenth day of the month following the month such interest accrued, or (b) ten days after the date the Agent delivers to the Borrower by facsimile or email an invoice for such interest; and (ii) on the Maturity Date.  All interest calculated with reference to the Daily Floating LIBOR Rate shall be calculated on the basis of a 360 day year and the actual number of days elapsed, and any interest calculated with reference to the Prime Rate shall be calculated on the basis of a 365/6 day year and the actual number of days elapsed.

2.4.3                     Principal and Proceeds of Pledged Assets.  The outstanding principal balance of the Loan shall be repaid, and proceeds of Pledged Assets shall be paid, as follows:

(i)                                     All Advances.  Unless required to be repaid earlier pursuant to this Agreement, the outstanding principal balance of the Loan, along with all other Obligations, shall be due and payable in full on the Maturity Date.

(ii)                                  Mortgage Loan Advances.  Upon electronic or other written Notice to the Borrower by the Agent, the Borrower must pay to the Agent the amount of any outstanding Mortgage Loan Advance made with respect to a specific Pledged Asset (and the Borrower hereby authorizes the Agent to charge its Operating Account, Cash Collateral Account, Investable Capital Account or Funding Account for such amount (a) immediately upon giving such Notice with respect to clauses (h) and (i) below, and (b) after one Business Day after giving such Notice with respect to clauses (a) through (g) below), and such Pledged Asset shall be excluded from the Borrowing Base, upon the earliest occurrence of any of the following events:

(a)                                 On the date an Advance was made if the Pledged Loan that was to have been funded by that Advance is not closed and funded (or the next Business Day thereafter in jurisdictions where so-called “table-funding” is prohibited).

(b)                                 The elapse of three (3) Business Days from the date an Advance was made against a Pledged Asset, without receipt of the Collateral Documents relating to that Pledged Asset required to be delivered on that date, or such Collateral Documents, upon examination by the Agent or its custodian, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment.

(c)                                  The elapse of ten (10) Business Days without the return of a Collateral Document delivered by the Agent to the Borrower under a Trust Receipt for correction or completion.

(d)                                 On the date on which a Pledged Asset is determined to have been originated based on any material untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud, or on the date on which the Borrower knows, or has reason to know, or receives Notice from the Agent, that one or more of the representations and warranties set forth in Article 8 with respect to such Pledged Asset were inaccurate or incomplete in any material respect on any date when made or deemed made.

(e)                                  On the date a default giving rise to the right to accelerate the indebtedness evidenced thereby occurs with respect to any Pledged Loan or Mortgage Loan supporting a Pledged Security.

(f)                                   On the mandatory delivery date of the related Purchase Commitment, if applicable, if the specific Pledged Asset has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated.

(g)                                  Three (3) Business Days after the date a Pledged Asset becomes covered by a Defaulted Commitment unless (y) the Agent exercises its rights under Section 2.4.3(v) to revalue the Pledged Asset and the Borrower pays in full the amount required in such Section prior to the end of such 3 Business Day period, or (z) another Purchase Commitment for such Pledged Asset is provided within such 3 Business Day period.

(h)                                 Upon the sale, other disposition or prepayment of any Pledged Asset (and the receipt of the proceeds of the same) or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security (and the receipt of the proceeds of the same).

(i)                                     Upon the expiration of the Warehouse Period applicable to a particular Advance as set forth on Exhibit D.

(iii)                               Without limiting any other provision of this Agreement, if the principal amount of any Pledged Loan is prepaid in whole or in part, the amount included in the Borrowing Base with respect to such Pledged Loan shall be reduced by the amount of such prepayment.  In the event that following such reduction in the Borrowing Base the outstanding principal balance of the Loan then exceeds the Borrowing Base, the Borrower shall pay to the Agent, without the necessity of prior demand or notice from the Agent, the amount of the prepayment, to be applied against any Mortgage Loan Advance outstanding with respect to such prepaid Pledged Loan, and, thereafter, to the then outstanding principal balance of the Loan.

(iv)                              The proceeds of the sale or other disposition of (a) a Pledged Loan must be paid directly by the Investor or other obligor to the Cash Collateral Account, and (b) a Pledged Security must be paid directly by the Investor or other obligor to the Agent’s Master Account for deposit into the Custodial Account.  The Borrower must give electronic or other written notice to the Agent of the Pledged Asset for which proceeds have been received. Upon receipt of such notice from the Borrower, the Agent will apply any proceeds deposited into the Cash Collateral Account or the Custodial Account to the payment of the Advances related to the Pledged Asset identified by the Borrower in its notice, and that Pledged Asset will be considered to have been redeemed and released from the security interest hereunder if the related Advance has been paid in full, and any excess amounts shall be applied to the then remaining outstanding principal balance of the Loan.  The Agent is entitled to rely upon the Borrower’s affirmation that deposits in the Cash Collateral Account represent payments from Investors for the purchase of the Pledged Asset specified by the Borrower in its notice.  If the payment from an Investor for the purchase of a Pledged Asset is less than the outstanding Advances against such Pledged Asset (a “Deficiency”), the Borrower shall immediately deposit into the Cash Collateral Account cash in an aggregate amount equal to the Deficiency and hereby authorizes the Agent to charge the Cash Collateral Account for the amount deposited by the Borrower to cover such Deficiency, which cash shall be applied by the Agent against such Advances. As long as no Default or Event of Default exists, and such transfer will not cause the outstanding principal balance of the Loan to exceed the Borrowing Base, the Agent will transfer any excess payment from an Investor for a Pledged Asset into the Investible Capital Account of the Borrower.

(v)                                 The Agent reserves the right in its sole discretion (but shall not be obligated) to revalue any Pledged Asset that is covered by a Defaulted Commitment.  In the event the Agent revalues a Pledged Asset, and the Borrower has not provided a replacement Purchase Commitment pursuant to clause (z) of Section 2.4.3(ii)(g), the Borrower shall pay to the Agent, within three (3) Business Days after the Agent has notified the Borrower of the Agent’s revaluation and the amount owed by the Borrower as a result thereof, the amount required after any such revaluation to reduce the principal amount of the Advances made against the revalued Pledged Asset to an amount that does not exceed the applicable Advance Rate multiplied by the Fair Market Value of such Pledged Asset.

(vi)                              As provided for in Section 2.4.5.

2.4.4                     Prepayments.  The Loan or any portion thereof may be prepaid in full or in part on any Business Day, without premium or penalty, in accordance with the times specified in Section 2.4.6 on the date of such prepayment.

2.4.5                     Maturity. If the Loan has been accelerated by the Agent (or the Loan has been automatically terminated) upon an Event of Default, or at the Maturity Date, all accrued and unpaid interest, principal and other Obligations due with respect to the Loan shall be due and payable in full, and the outstanding principal balance of the Loan and such other Obligations, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

2.4.6                     Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in lawful money of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (a) with respect to interest, by direct charge to the Operating Account, Investable Capital Account or Funding Account, (b) by wire transfer to the Agent, or (c) by direct charge to the Cash Collateral Account.  Payments shall be processed and credited on the Business Day on which immediately available funds are received prior to 3:00 p.m.; provided, however, that payments received after 3:00 p.m. but before 6:00 p.m. with respect to wire transfers of funds received from Fannie Mae or Freddie Mac shall be processed on the Business Day immediately following the Business Day they are received for credit on the Business Day received.  Payments received after 3:00 p.m. (6:00 p.m. with respect to wire transfers of funds received from Fannie Mae or Freddie Mac) shall be credited to the Loan on the next Business Day.  Payments which are by check, which the Agent may at its option accept or reject, or which are not in the form of immediately available funds, shall not be credited to principal of the Loan, or interest or any other Obligations hereunder, until such funds become immediately available to the Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall be applied first to the payment of all fees, expenses, and other amounts due to the Agent and the Lenders

(excluding principal and interest), then to interest then due and payable, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as the Agent determines, subject to the provisions of Section 11.2.4.

2.4.7                     [Intentionally deleted.]

2.4.8                     Default Rate.  Following any Event of Default (but prior to acceleration of the Loan or the Maturity Date), unless and until such Event of Default is waived by the Agent or cured, the Agent shall have the option of imposing, and the Borrower shall pay upon billing therefor, an interest rate on the outstanding Obligations (other than unpaid interest) which is four percent (4%) per annum above the Applicable Rate (the “Default Rate”).

2.4.9                     Late Charges.  The Borrower shall pay, upon billing therefor, a “Late Charge” equal to four percent (4%) of the amount of any payment of principal, other than principal due at the Maturity Date (or the date on which the Agent accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or other Obligations, which are not paid within five (5) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate the Agent and the Lenders for administrative and processing costs incident to late payments, (c) not interest, and (d) not subject to refund or rebate or credit against any other amount due.

2.4.10              Overdraft Advances.  Notwithstanding any other provision of this Agreement, if, pursuant to this Agreement, the Agent debits the Borrower’s Operating Account, Cash Collateral Account, Investable Capital Account or Funding Account to honor an item presented against any such account and that debit or direction results in an overdraft, the Agent may, but in no event shall be obligated to, make an additional Advance to fund that overdraft (an “Overdraft Advance”).  The Borrower shall pay the outstanding amount of any Overdraft Advance within one (1) Business Day after the date of the Overdraft Advance.

2.5                               Loan Fees.

2.5.1                     Commitment Fees.  The Borrower shall pay a commitment fee to the Agent as set forth in the Fee Letter.

2.5.2                     Unused Fee.  The Borrower agrees to pay an unused commitment fee to the Agent, for the ratable benefit of the Lenders, in an amount equal to the daily unused portion of the Commitment Amount multiplied by twelve and one-half (12.5) basis points per annum (the “Unused Fee”).  The Unused Fee shall be calculated for each calendar day of a Calendar Quarter (or portion thereof) and, to the extent required to be paid hereunder, shall be payable quarterly in arrears on the tenth day of the month following the last day of each Calendar Quarter and on the Maturity Date; provided, however, no Unused Fee shall accrue with respect to any day on which the aggregate outstanding principal balance of the Loans exceeds 50% of the aggregate Commitment Amount of the Lender on such day.

2.5.3                     Administrative and Miscellaneous Fees.  The Borrower shall pay to the Agent, promptly following an invoice therefor, administrative and miscellaneous fees as set forth in the Fee Letter.

2.5.4                     Fees for Withdrawn or One Day Advances.  If, for any reason, (a) the Borrower repays an Advance on the same day that it was made by the Lenders, or (b) the Borrower instructs the Agent not to make a previously requested Advance after any Lender has borne any cost or expense in connection with reserving funds or making other arrangements necessary to enable such Lender to fund that Advance, the Borrower agrees to pay to each Lender a fee equal to one day of interest on that Advance at the Applicable Rate.  Such fees are due and payable in the same manner as interest is due and payable under this Agreement.

2.6                               Acceleration.  The Agent may, and upon the request of the Requisite Lenders shall, terminate the Commitments, and accelerate the Loan, following an Event of Default, provided, however, upon the occurrence of any Event of Default described in Sections 9.1.6 or 9.1.7, the Commitments shall automatically terminate and all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent.  Upon such an acceleration, all Obligations shall be due and payable together with interest thereon at the Default Rate.

3                                         SECURITY FOR THE FACILITY.

3.1                               Grant of Security Interest.  As security for the Obligations, the Borrower grants a security interest to the Agent, for the ratable benefit of the Lenders, in all of the Borrower’s right, title and interest in and to the following property, in each case whether now owned or hereafter acquired (collectively, the “Collateral”):

3.1.1                     All amounts advanced by Lenders to or for the account of the Borrower under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and the proceeds thereof disbursed.

3.1.2                     All Mortgage Loans, including all Mortgage Notes and Mortgages evidencing or securing those Mortgage Loans, that are delivered or caused to be delivered to the Agent for the benefit of the Lenders (including delivery to a third party on behalf of the Agent), or that otherwise come into the possession, custody or control of the Agent for the purpose of pledge or in respect of which Lenders have made an Advance under this Agreement (collectively, “Pledged Loans”).

3.1.3                     All Mortgage-backed Securities in respect of which an Advance has been made by Lenders under this Agreement (collectively, “Pledged Securities”), the Custodial Account, the financial assets (as defined in the UCC) credited to the Custodial Account, including, without limitation, all Pledged Securities, and the security entitlements (as defined in the UCC) in such financial assets.

3.1.4                     All commitments issued by FHA to insure or guarantee any Mortgage Loans included in the Pledged Loans or with respect to which an Advance is otherwise made, and any debentures or other instruments issued by FHA in connection with any such commitment; all Purchase Commitments held by the Borrower covering Pledged Assets, and all proceeds from the sale of Pledged Assets to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing and servicing fees pertaining to any Pledged Assets and income or other proceeds, amounts and payments payable to the Borrower whether as compensation or reimbursement, Accounts or General Intangibles of whatsoever kind relating to Pledged Assets and the Purchase Commitments, and all other documents or instruments relating to Pledged Assets, including any interest of the Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Assets.

3.1.5                     All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, tapes, discs, cards, memory in other media, accounting records (including all information, records, tapes, data, discs, cards and memory in other media necessary or helpful in the administration or servicing of the Collateral) and other information and data of the Borrower, in each case, to the extent relating to the Collateral, other than the Escrow Accounts.

3.1.6                     All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of the Agent or any Lender, or their respective agents, bailees or custodians (provided, however, that with respect to funds held by the Borrower in trust or escrow for any other Person with the Agent or any Lender, only the Borrower’s interest in earnings on such funds shall be Collateral) designated on the books and records of the Borrower as assigned and pledged to the Agent for the benefit of the Lenders.

3.1.7                     All Accounts or General Intangibles owned by the Borrower (“Receivables”) related to the Collateral referenced in Sections 3.1.1 through and including 3.1.3 for the payment of money against: (1) FHA under an FHA mortgage insurance policy insuring payment of, or any other Person under any other agreement (excluding a Servicing Contract) relating to, all or part of a defaulted Pledged Asset repurchased by the Borrower from an Investor or out of a pool of Pledged Loans, or out of a pool of mortgage loans supporting any Pledged Securities, serviced by the Borrower; (2) obligors and their accounts, or any Investor, insurer or guarantor covering, or out of the proceeds of any sale of or foreclosure sale in respect of, any Pledged Loan, or out of a pool of mortgage loans supporting any Pledged Security, being serviced by the Borrower, in either case, for the reimbursement of real estate taxes or assessments, or casualty or liability insurance premiums, paid by the Borrower in connection with Mortgage Loans; and (3) obligors and their accounts, or any other Investor, insurer or guarantor under or in respect of, or out of the proceeds of any sale or foreclosure sale in respect of, any Pledged Loans, or out of a pool of mortgage loans supporting any Pledged Securities, serviced by the Borrower for repayment of advances made by the Borrower to cover shortages in principal and interest payments.

3.1.8                     All Hedging Arrangements related to the Collateral referenced in Section 3.1.1 through and including Section 3.1.3 (“Pledged Hedging Arrangements”) and the Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that the Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts is limited to benefits, including rights to payment, related to the Collateral.

3.1.9                     The Operating Account, Cash Collateral Account and the Funding Account, all amounts now or hereafter on deposit therein and all interest or other amounts now or hereafter accrued thereon.

3.1.10              All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

3.1.11              Notwithstanding the foregoing provisions of this Section 3.1, with respect to each Released FHA Construction Mortgage Loan, the Agent shall release its interest in the Mortgage and Mortgage Notes related thereto; and, without limiting any of the foregoing provisions of this Section 3.1, the Collateral shall include the Pledged Securities, Purchase Commitments and Federal Agency Debentures relating thereto.

3.2                               Authenticated Record.  This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements, assignments of financing statements filed by the Borrower, and amendments thereto or continuations thereof as the Agent determines as appropriate to perfect or protect the security interests created by this Agreement.

3.3                               Release of Security Interest in Pledged Assets.

3.3.1                     Except as provided in Sections 3.3.2 and 3.3.4, Pledged Loans with respect to which Mortgage Loan Advances have been made will be released from the Agent’s security interest only against payment to the Agent of the Release Amount in connection with those Pledged Loans. If such Pledged Loans are transferred to an Approved Custodian for inclusion in a Mortgage Pool and the Agent’s security interest in the Pledged Loans included in the Mortgage Pool is not released before the issuance of the related Mortgage-backed Security, then that Mortgage-backed Security, when issued, is a Pledged Security, the Agent’s security interest continues in the Pledged Loans backing that Pledged Security and the Agent is entitled to possession of the Pledged Security in the manner provided in this Agreement.

3.3.2                     If any Pledged Loans are transferred to an Approved Custodian and included in an Eligible Mortgage Pool, the Agent’s security interest in the Pledged Loans included in the Eligible Mortgage Pool will be released upon the delivery of the Agency Security to the Agent (including delivery to or registration in the name of a third party on behalf of the Agent), and that Agency Security is a Pledged Security. The Agent’s security interest in that Pledged Security will be released only against payment to the Agent of the Release Amount relating to the Mortgage Loans backing that Pledged Security.

3.3.3                     Subject to the terms of Section 3.3.7, the Agent has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as such term is defined in the UCC) or its nominee, the Agent has the right to have the Pledged Securities registered in the name of a securities intermediary (as such term is defined in the UCC) in an account containing only customer securities and credited to an account of the Agent. Subject to the terms of Section 3.3.7, the Agent has no duty or obligation to deliver Pledged Securities to an Investor or to credit Pledged Securities to the account of an Investor or the Investor’s designee except against payment for those Pledged Securities, unless the Agent shall have entered into a master agreement with such Investor on terms and conditions satisfactory to the Agent.  The Borrower acknowledges that the Agent may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its nominee, under which the Pledged Securities are registered in the name of the securities intermediary, and the Borrower agrees, upon request of the Agent, to execute and deliver to those securities intermediaries the Borrower’s written concurrence in any such standing arrangements.

3.3.4                     If no Default or Event of Default exists, the Borrower may redeem a Pledged Loan or Pledged Security from the Agent’s security interest by notifying the Agent of its intention to redeem the Pledged Asset from pledge and either (1) paying, or causing an Investor to pay, to the Agent the Release Amount in connection with the Pledged Loan or the Pledged Loans backing that Pledged Security, or (2) delivering substitute Collateral that, in addition to being acceptable to the Agent in its sole discretion will (y) have a Collateral Value at least equal to the Total Fundings for the redeemed Pledged Asset and (z), when included with the remaining Collateral, result in a Collateral Value of all Collateral held by the Agent that is at least equal to the quotient of the aggregate outstanding Loan divided by the applicable Advance Rates.

3.3.5                     After a Default or Event of Default, the Agent may, with no liability to the Borrower or any Person, continue to release its security interest in any Pledged Asset against payment of the Release Amount in connection with that Pledged Asset.

3.3.6                     The amount (“Release Amount”) to be paid to the Agent to obtain the release of the Agent’s security interest in a Pledged Asset will be (1) unless an Event of Default occurs, the principal amount of the Advances outstanding against the Pledged Asset, and (2) at any time that an Event of Default exists, the full Committed Purchase Price therefor, or amount paid to the Agent in a commercially reasonable disposition of that Pledged Asset by the Agent in the exercise of its rights and remedies under this Agreement.

3.3.7                     If no Default or Event of Default exists or would arise from such release, Pledged Loans, and Pledged Securities supported exclusively by Mortgage Loans, with respect to which no Mortgage Loan Advance is outstanding will be released from the Agent’s security interest upon the Borrower’s written request to the Agent solely at such time as following such removal of any such Pledged Asset the remaining outstanding principal balance of the Loan would be less than the then applicable Borrowing Base.

3.4                               Collection.

3.4.1                     If no Event of Default exists, the Borrower may service and receive and collect directly all sums payable to the Borrower in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral (which shall be paid directly to the Borrower’s Cash Collateral Account).

3.4.2                     After an Event of Default, the Agent or its designee are entitled, upon electronic or other written Notice to the Borrower, to service and receive and collect all sums payable to the Borrower in respect of the Collateral, and in such case (1) the Agent or its designee in its discretion may, in its own name, in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but the Agent has no obligation to do so, (2) the Borrower must, if the Agent requests it to do so, hold in trust for the benefit of the Agent and immediately pay to the Agent at its office designated by Notice, all amounts received by the Borrower upon or in respect of any of the Collateral, advising the Agent as to the source of such funds and (3) all amounts so received and collected by the Agent will be held by it as part of the Collateral for the ratable benefit of the Lenders; provided, however, that the Borrower shall continue to service and receive and collect (for the benefit of the Agent and the Lenders) all sums payable to the Borrower in respect of the Collateral prior to the receipt of electronic or other written Notice described herein.

3.5                               Return of Collateral at End of Commitments.  If (a) the Commitments have expired or have been terminated, and (b) no Advances, interest or other Obligations are outstanding and unpaid, the Agent will release its security interest and will deliver all Collateral in its possession to the Borrower at the Borrower’s expense. The Borrower’s acknowledgment of receipt for any Collateral released or delivered to the Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and the Agent is discharged from any liability or responsibility for that Collateral.

3.6                               Delivery of Collateral Documents.

3.6.1                     The Agent may deliver documents relating to the Collateral to the Borrower for correction or completion under a Trust Receipt.

3.6.2                     If no Default or Event of Default exists, upon delivery by the Borrower to the Agent of shipping instructions pursuant to the applicable Exhibit B, the Agent will transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in the Agent’s possession, to the applicable Approved Custodian.

3.6.3                     If a Default or Event of Default exists, the Agent may, without liability to the Borrower or any other Person, continue to transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in the Agent’s possession, to the applicable Approved Custodian.

3.6.4                     Upon receipt of notice from the Borrower under Section 2.4.3(iv), and payment of the Release Amount with respect to a Pledged Loan identified by the Borrower, the Agent will release to the Borrower any Collateral Documents relating to the redeemed Pledged Loan or the Pledged Loans backing a Pledged Security that the Agent has in its possession and that have not been delivered to an Approved Custodian.

3.7                               Loan Documents.  The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter amended and/or restated, or as any provision thereof may be waived, consisting of: (a) this Agreement; (b) the Notes made payable by the Borrower in favor of each Lender; (c) the Fee Letter; (d) any other documents, instruments, or agreements executed to further evidence or secure the Loan or any other Obligations; (e) any Hedging Arrangements as to which the Agent (or an Affiliate of the Agent) is a counterparty and which relates to any portion of the Loan; and (f) the Disclosure Schedule.

4                                         CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.  The Agent and each of the Lenders are authorized to rely upon the continuing authority of the Persons hereafter designated by the Borrower (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of requests for Advances (provided that two Authorized Representatives are required to submit a request for a Mortgage Loan Advance), and certificates with regard thereto. Such authorization may be changed only upon written notice to the Agent accompanied by evidence, reasonably satisfactory to the Agent, of the authority of the person giving such Notice and such Notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Agent.  The Authorized Representatives as of the date of this Agreement are listed in Section 4 of the Disclosure Schedule.

5                                         CONDITIONS PRECEDENT.

5.1                               Establishment of Facility and Funding Initial Advance.  The obligation of the Agent to continue to extend the Facility contemplated in this Agreement is subject to the condition that the Agent shall have received, on or before the date hereof, fully executed originals (each dated as of the date hereof, in form and substance satisfactory to the Agent) of, or the Borrower shall have accomplished or caused to be accomplished the following, unless specifically waived in writing by the Agent at or prior to closing (and the Agent’s execution and delivery of this Agreement and engaging in activities contemplated by and pursuant to this Agreement shall represent the Agent’s acknowledgement that, to its knowledge based upon all of the Borrower’s representations, warranties, covenants and undertakings hereunder, that such condition has been satisfied):

5.1.1                     Satisfactory Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect, and shall be in form and substance satisfactory to each of the Lenders.

5.1.2                     No Material Adverse Change.  No material adverse change shall have occurred with respect to any of the Central Elements of the Borrower since the date of the Borrower’s audited financial statements most recently submitted to the Agent as described in Section 6.1.

5.1.3                     Searches.  The Agent shall have received UCC, tax lien, bankruptcy and judgment searches of the appropriate public records for the Borrower that do not disclose the existence of any Lien on the Collateral, whether inferior or superior to the Lien created by the Loan Documents, except for (a) a Lien in favor of the Agent, for the benefit of the Lenders, (b) Liens that are permitted under this Agreement, or (c) other Liens in favor of any Person which Liens shall be terminated in accordance with the provisions of this Agreement.

5.1.4                     Warranties and Representations Accurate.  All warranties and representations made by or on behalf of the Borrower pursuant to the Loan Documents shall be true and accurate in all material respects and shall not intentionally omit any material fact necessary to make the same not misleading.

5.1.5                     Financials.  The Agent and each of the Lenders shall have received and approved an unaudited pro forma balance sheet from the Borrower reflecting the Borrower’s financial status as of the date hereof.

5.1.6                     Validity and Sufficiency of Security Interests.  UCC financing statements naming the Borrower as debtor and the Agent as secured party covering the Collateral shall have been duly recorded and filed to the satisfaction of the Agent and its counsel.

5.1.7                     No Other Liens.  The Collateral shall not be subject to any Liens or encumbrances, whether inferior or superior to the Liens created by the Loan Documents, except for (a) a Lien in favor of the Agent, for the benefit of the Lenders, (b) Liens that are permitted under this Agreement, and (c) other Liens in favor of any Person which Liens shall be terminated in accordance with the provisions of this Agreement.

5.1.8                     Organizational Documents and Entity Agreements.  The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of the State in which such Person is organized to be true and complete, of the Borrower’s Constituent Documents recorded or filed in such State as in effect on such date of certification.

5.1.9                     Votes, Consents and Authorizations.  All action on the part of the Borrower necessary for the valid execution, delivery and performance by it of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.  The Agent shall have received from the Borrower true copies of its Constituent Documents, and the consent of the sole member of the Borrower, or equivalent body, authorizing the transactions described herein, certified by an Authorized Representative as of a recent date to be true and complete.

5.1.10              Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower an incumbency certificate, dated as of the date hereof, signed by an Authorized Representative of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized, and, with respect to the Borrower, shall be an Authorized Representative to (i) sign, in the name and on behalf of the Borrower, each of the Loan Documents to which the Borrower is or is to become a party, (ii) make requests for Advances (provided that two Authorized Representatives are required to submit a request for a Mortgage Loan Advance), and (iii) give Notices and to take other action on behalf of the Borrower under the Loan Documents.

5.1.11              Legal Structure.  The Agent shall be satisfied in all respects with the legal structure and capitalization of the Borrower and all documentation relating thereto.

5.1.12              Injunctions.  No judgment, order, injunction or other similar injunction or other similar restraint prohibiting any of the transactions contemplated hereby shall exist.

5.1.13              Evidence of Insurance.  [Intentionally deleted].

5.1.14              Financial Statements.  The Lenders shall have received such other financial statements and other information and projections as the Agent shall have reasonably requested, and the information shall be satisfactory to the Lenders.

5.1.15              Examination of Books and Assets.  The Agent shall have been afforded the opportunity prior to closing, to review the books, records, leases, contracts, pension plans, workers’ compensation and retiree health plans, ERISA matters, product liability litigation, insurance coverage and properties of the Borrower, and to perform such other due diligence regarding the Borrower as the Agent shall have required, the results of which review and due diligence shall have been reasonably satisfactory to the Agent and its counsel.

5.1.16              Compliance with Law.  The Agent shall be satisfied that (i) the Borrower has obtained all material and appropriate authorizations and approvals of all governmental authorities (including, without limitation, any approvals required by any of Fannie Mae, Freddie Mac, FHA, Ginnie Mae or HUD) required for the due execution, delivery and performance by the Borrower of each of the Loan Documents to which it is or will be a party and for the perfection of or the exercise by the Agent and each Lender of their respective rights and remedies under the Loan Documents, and (ii) the Loan as well as all other transactions contemplated hereby, shall be in material compliance with, and the Borrower shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws required for the due execution, delivery and performance by the Borrower of each of the Loan Documents to which it is or will be a party and for the perfection of or the exercise by the Agent and each Lender of their respective rights and remedies under the Loan Documents, and shall not contravene any permit, license, Constituent Document, debt instrument or other Contractual Obligation of the Borrower and its Subsidiaries.

5.1.17              Legal and other Opinions.  Each of the Lenders and the Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the date hereof, in form and substance satisfactory to the Lenders and the Agent from the Borrower’s counsel.

5.1.18              Payment of Fees.  The Borrower shall have paid to the Agent all fees and expenses required pursuant to this Agreement, the Fee Letter and the other Loan Documents that are due and payable upon or prior to execution and delivery of this Agreement.

5.1.19              No Default or Event of Default.  There shall not be any Default or Event of Default existing under any of the Loan Documents.

5.1.20              Governmental Regulation.  Each Lender shall have received such statements as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

5.1.21              Servicing Portfolio.  [Intentionally deleted.]

5.1.22              Additional Documents.  The Borrower shall have provided such additional instruments and documents to the Agent and the Lenders, and shall have performed all actions, as the Agent and the Agent’s counsel may have reasonably requested.

5.2                               Advances.  Each Advance shall be subject to the condition precedent that all conditions to closing the Loan were satisfied or waived on the date hereof and to the further satisfaction of each of the following conditions precedent, unless specifically waived in writing by the Agent (with the consent of the Requisite Lenders or all of the Lenders, as may be applicable) at or prior to the time of each such Advance:

5.2.1                     Representations True; No Default or Event of Default.  Each of the representations and warranties of the Borrower contained in this Agreement or the other Loan Documents shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Advance, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions permitted by this Agreement or any other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date), all covenants of the Borrower contained in this Agreement or the other Loan Documents required to have been performed shall have been performed, and no Default or Event of Default shall have occurred and be continuing.

5.2.2                     Advance Request.  The Borrower must have delivered to the Agent the Advance Request (signed by two Authorized Representatives for Mortgage Loan Advance Requests), and Collateral Documents called for under, and must have satisfied the procedures set forth in, Section 2 and the applicable Exhibits described in Section 2. All items delivered to the Agent must satisfy, and the Agent may reject any item that does not satisfy, the requirements of this Agreement or of the related Purchase Commitment.

5.2.3                     No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Advance.

5.2.4                     Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

5.2.5                     Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Agent’s counsel, and the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

5.2.6                     No Adverse Changes.  There shall not have been any material adverse change in any of the Central Elements relative to the Borrower since the date of this Agreement.

5.2.7                     Other Certificates.  The Agent shall have received such other documents and certificates as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent, upon reasonable advance notice of such request.

5.2.8                     Deposit of Co-Funding Amount.  The applicable Co-Funding Amount, if any, shall have been deposited by the Borrower into the Funding Account.

6                                         WARRANTIES AND REPRESENTATIONS.  The Borrower warrants and represents to the Agent and each of the Lenders for the express purpose of inducing the Agent and the Lenders to enter into this Agreement and the other Loan Documents to which they are parties, to make each Advance, and to otherwise complete all of the transactions contemplated hereby, that, as of the date of this Agreement and, except as to those specified to relate only to a specific date, upon the date of each Advance as follows:

6.1                               Financial Information.  At, and as of, the date hereof the Borrower is currently solvent. The Borrower is not aware of any state of facts which (with or without notice, the lapse of time or both) would reasonably be expected to result in a material adverse change in any of the Central Elements relative to the Borrower or any of its Subsidiaries.

6.2                               No Violations.  The establishment of the Loan, the obtaining of the Advances, and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents shall not constitute a violation of, or conflict with, any other Legal Requirement, permit, license, Contractual Obligation or Constituent Document to which the Borrower is a party or by which such entity or its property is or may be bound affecting any of the Central Elements of the Borrower, subject to final review of this Agreement and the other Loan Documents by Fannie Mae.

6.3                               Litigation; Adverse Facts.  To the best knowledge and belief of the Borrower, there is no litigation, tax claim, proceeding or dispute pending or, to the best knowledge of the Borrower, threatened against the Borrower or affecting its properties or assets the determination of which might have a material and adverse effect on any of the Central Elements of the Borrower.  To the best knowledge and belief of the Borrower, the Borrower is not (i) in violation of any applicable law or regulation which violation might have a material and adverse effect on any of the Central Elements of the Borrower or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

6.4                               Franchises, Patents, Copyrights, Etc.  To the best of the Borrower’s knowledge, after reasonable diligence, including consultation with legal counsel, the Borrower possesses or has the right to use all franchises, trademarks, copyrights, patents, licenses and other rights as are necessary for the conduct of its business, each of which is in full force and effect and with which the Borrower is in compliance, with no known conflict with the valid rights of others which might have a material adverse effect on the financial condition, operations, prospects, business, or property of the Borrower.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such franchise, license or other right which might have a material adverse effect on the financial condition, operations, prospects, business or property of the Borrower

6.5                               Good Title and No Liens.  The Borrower is or will be, prior to or at such time as an Advance is made with respect to specific Collateral,  the lawful owner of such Collateral, free and clear of all Liens of any nature whatsoever, other than any Liens specifically permitted to exist on such Collateral pursuant to Section 7.14.2.

6.6                               Organization.  The Borrower is a limited liability company, duly formed and validly existing in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to own its property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to so qualify might have a material adverse effect on its financial condition, prospects, operations, business or property.  The Borrower’s chief executive office and principal place of business is set forth in Section 6.6 of the Disclosure Schedule, or as otherwise updated pursuant to Section 7.2 hereof.

6.6.1                     Ownership, Subsidiaries and Taxpayer Identification Numbers.

(i)                                     All of the members of the Borrower, and the equity holders of each of its Subsidiaries, if any, and a description of the ownership interests of the Borrower or such Subsidiaries held by each such member or equity holder, are listed in Section 6.6 of the Disclosure Schedule (as such Section may be amended or supplemented by the Borrower from time to time by written Notice to reflect changes in the information set forth in such Section resulting from transactions or activities permitted by this Agreement or any other Loan Document) and no additional ownership interests, or rights or instruments convertible into such ownership interests of the Borrower or such Subsidiaries, exist. The Borrower hereby represents and warrants to the Agent and the Lenders that as of the date of this Agreement, it has no Subsidiaries other than those listed on Section 6.6 of the Disclosure Schedule.

(ii)                                  The taxpayer identification numbers and state organizational numbers (if applicable) of the Borrower and its Subsidiaries are accurately stated in Section 6.6 of the Disclosure Schedule (as such Section may be amended or supplemented by the Borrower from time to time by written Notice to reflect changes in the information set forth in such Section resulting from transactions or activities permitted by this Agreement or any other Loan Document).

(iii)                               The Borrower is the owner, free and clear of all Liens (other than those Liens permitted pursuant to Section 7.14.2), and of all of the issued and outstanding capital stock, membership interests or other equity interests of each of its Subsidiaries.  Except as set forth in Section 6.6 of the Disclosure Schedule, all shares of such stock, membership interests, or other equity interests have been validly issued and are fully paid and nonassessable and no rights to subscribe to any additional shares have been granted, and no options, warrants, or similar rights are outstanding except as set forth in Section 6.6 of the Disclosure Schedule.

6.6.2                     Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary action on the part of its sole member, (iii) do not conflict with or result in any breach or contravention of any Legal Requirement to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, and (iv) do not conflict with any provision of such Person’s organizational documents or other charter documents or operating agreement of, or Contractual Obligation, except where such conflict would not reasonably be expected to have a material adverse effect on the Central Elements of such Person.

6.7                               Valid and Binding.  Each of the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower, in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

6.8                               Deferred Compensation and ERISA.  With respect to any ERISA Affiliate of Borrower as of the date this representation is being made, no such Person sponsors, maintains or contributes to (or has an obligation to contribute to), or otherwise has, or will have if asserted, liability with respect to, any pension, profit sharing, stock option, insurance or other arrangement or plan for current or former employees that is subject to Title IV of the Employer Retirement Income Security Act of 1974, as now or hereafter amended (“ERISA”) or ERISA Section 302 except as may be identified to the Agent in writing (which writing shall be supplemented, within 30 days of the Agent’s request, by a copy of the arrangement or plan, and the financial statements and accountant’s reports for such arrangement or plan) by the Borrower from time to time (“ERISA Plan”) and, except as set forth in Section 6.8 of the Disclosure Schedule, no “Reportable Event,” that has had or could be reasonably expected to have a material adverse effect on any of the Central Elements of the Borrower, has occurred with respect to any such ERISA Plan.  The granting of the Loan, the performance by the Borrower of its obligations under the Loan Documents, and the Borrower’s conducting of its operations do not and will not violate any provisions of ERISA or any ERISA Plan so as to cause a material adverse effect on any of the Central Elements of the Borrower, assuming that none of the Lenders is an ERISA Plan or is acting on behalf of an ERISA Plan or using the assets of an ERISA Plan in connection with granting the Loan or making any Advance.

6.9                               No Materially Adverse Contracts, Etc.  Neither the Borrower nor any of its Subsidiaries is subject to any charter, limited liability company or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a material adverse effect on the Central Elements of the Borrower. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected to have, in the judgment of such Person’s officers, a material adverse effect on the Central Elements of the Borrower.

6.10                        Compliance With Other Instruments, Laws, Etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its permits, licenses, Constituent Documents, or any Contractual Obligation or any Legal Requirements, in any of the foregoing cases in a manner that would reasonably be expected to result in the imposition of substantial penalties or have a material adverse effect on the Central Elements of such Person or such Person’s Subsidiaries.

6.11                        Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which such Person is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings with adequate reserves taken in accordance with GAAP, and (c) have set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, in each case where failure to do so would reasonably be expected to have a material adverse effect on the Central Elements of such Person.  Except for taxes being contested as provided in clause (b), above, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the foregoing Persons know of no basis for any such claim.

6.12                        Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

6.13                        Certain Transactions.  Except for transactions set forth in Section 6.13 of the Disclosure Schedule (which such transactions were entered into in the ordinary course of business on terms that are no less favorable to the Borrower than those that might have been obtained at the time in a comparable arm’s length transaction with any independent third party), as of the date of this Agreement, none of the officers, managers or directors of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any officer, manager or director or any corporation, limited liability company, partnership, trust or other entity in which any officer, manager or director has a substantial interest or is an officer, director, trustee, manager, member or partner.

6.14                        Regulations U and X.  No portion of any Advance is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.15                        Loan Documents.  As of the date of this Agreement (or to the extent a representation or warranty speaks as of an earlier date, such earlier date), all of the representations and warranties of the Borrower made in the Loan Documents to which it is a party are true and correct in all material respects.

6.16                        No Default or Event of Default.  No Default or Event of Default exists under any of the Loan Documents.

6.17                        No Broker or Finder.  Neither the Borrower nor anyone on behalf of the Borrower has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by the Agent or any of the Lenders in connection with this Loan.

6.18                        Background Information and Certificates.  All of the factual information concerning the Borrower, any of its Subsidiaries or their business contained or referred to in this Agreement and in the Exhibits and Schedules to this Agreement, and in the certificates furnished to the Agent or any of the Lenders by the Borrower in connection with this Agreement or any other Loan Document, is true and complete in all material respects, and does not intentionally omit any material fact necessary to make the same not misleading.

6.19                        Servicing.  All of the Borrower’s Servicing Contracts are in full force and effect, and, except to the extent set forth in Section 6.19 of the Disclosure Schedule or other Liens expressly permitted by this Agreement, are unencumbered by Liens. No default or event that, with notice or lapse of time or both, would become a default, exists under any of the Borrower’s Servicing Contracts.

6.20                        Assumed Names.  The Borrower does not originate Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth in Section 6.20 of the Disclosure Schedule (as such Section may be amended or supplemented by the Borrower from time to time by written Notice to reflect changes in the information set forth in such Section resulting from transactions or activities permitted by this Agreement or any other Loan Document).  The Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business with respect to and under any assumed name, in each case, to the extent failure to make such filings or take such actions would reasonably be expected to result in the imposition of substantial penalties or have a material adverse effect on the Central Elements of the Borrower.  To the knowledge of the Borrower, the Borrower’s use of the assumed names set forth in Section 6.20 of the Disclosure Schedule does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by the Borrower to any other Person.

6.21                        Affirmation of Representations; Survival.  Each request for an Advance: (i) shall constitute an affirmation by the Borrower that the foregoing representations and warranties and all other representations and warranties in the other Loan Documents remain true and correct as of the date of such request (except to the extent that such representations and warranties relate expressly to an earlier date) and, unless the Agent and each of the Lenders is notified to the contrary prior to the disbursement of the requested Advance, will be so on the date of such Advance, and (ii) shall constitute the representation and warranty of the Borrower that the information set forth in each such Advance Request is true and correct in all material respects and does not intentionally omit any material fact necessary to make the same not misleading.  All representations and warranties by the Borrower in the Loan Documents shall survive delivery of the Loan Documents and the making of Advances until all of the Obligations have been paid in full and the Lenders’ Commitments have expired or have been terminated and have not been reinstated, and any investigation at any time made by or on behalf of the Agent or any Lender shall not diminish the Agent’s or such Lender’s right to rely on them.

7                                         COVENANTS.  The Borrower covenants and agrees that from the date hereof and so long as Lenders have any obligation to make any Advances hereunder, or any Advance or other Obligation remains outstanding, as follows:

7.1                               Punctual Payment.  The Borrower shall duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest, fees and other Obligations provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

7.2                               Maintenance of Office and Legal Existence.  The Borrower shall maintain its chief executive office and jurisdiction of formation listed in Section 6.6 of the Disclosure Schedule, or at such other place in the United States of America as the Borrower shall designate upon not less than thirty (30) days prior written notice to the Agent.

7.3                               Records and Accounts.  The Borrower shall (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

7.4                               Notices.

7.4.1                     Defaults or Events of Default. The Borrower shall promptly give to the Agent Notice of the occurrence of any Default that lasts for more than five days or Event of Default known to the Borrower.  If any Person shall give any notice or take any other action in respect of a claimed event of default (which event of default does not constitute a Default or Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation for borrowed money to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such event of default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would reasonably be expected to have a material adverse effect on the Central Elements relative to the Borrower, the Borrower shall forthwith give Notice thereof to the Agent, describing the notice or action and the nature of the claimed event of default.

7.4.2                     Notification of Claims against Collateral. The Borrower shall, promptly upon (but in any event not later than five (5) days after) becoming aware thereof, notify the Agent in writing of any events relating to the Collateral that would reasonably be expected to have a material adverse effect on the rights of the Agent or the Lenders with respect thereto.

7.4.3                     Notice of Litigation and Judgments.  The Borrower shall, and shall cause each of its Subsidiaries to, promptly give Notice to the Agent in writing of (a) any pending litigation and proceedings affecting such Person or to which such Person is or is to become a party involving an amount in controversy exceeding $500,000 or that could reasonably be expected to have a materially adverse effect on the Central Elements of the Borrower, and (b) litigation or proceedings threatened against such Person that could reasonably be expected to have a materially adverse effect on the Central Elements of the Borrower, stating the nature and status of such pending or threatened litigation or proceedings.  The Borrower shall, and shall cause each of its Subsidiaries to, give Notice to the Agent, in writing, in form and detail satisfactory to the Agent, (within five (5) days of the date on which any such Person shall become aware thereof) of any judgment in excess of $500,000 against such Persons, final or otherwise.

7.4.4                     Eligibility Impaired. The Borrower shall give Notice to the Agent of (x) the suspension, revocation or termination of the Borrower’s eligibility, in any respect, as approved lender, seller/servicer or issuer as described under Section 8.1, and (y) the transfer, loss, nonrenewal or termination of any Servicing Contracts to which the Borrower is a party, or which is held for the benefit of the Borrower and the reason for that transfer, loss, nonrenewal or termination.

7.4.5                     Refusal or Failure to Purchase a Pledged Loan.  The Borrower shall give Notice to the Agent in the event that any Investor refuses or fails for any reason to purchase a Pledged Asset by the last date for such purchase set forth in the Purchase Commitment covering (or having been represented by the Borrower as covering) such Pledged Asset.

7.5                               Financial Statements and Reports. The Borrower shall furnish or cause to be furnished to the Agent from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance reasonably acceptable to the Agent:

7.5.1                     Financial Statements.

(a)                                 As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter ending on March 31, June 30 and September 30 of any fiscal year, and beginning with the fiscal quarter ending March 31, 2014, (i) management prepared consolidated statements of income and statements of cash flow of the Borrower and its consolidated Subsidiaries for the period from the beginning of such fiscal year, to the end of such fiscal quarter, and (ii) the related management prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, each in reasonable detail and certified by an officer of the Borrower responsible for such statements and balance sheet that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations for the period covered, subject, however, to year-end audit adjustments and the omission of footnotes.

(b)                                 As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, and beginning with the fiscal year ending December 31, 2013, (i) consolidated statements of income and changes in its members’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year and (ii) the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year setting forth in each in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

(1)                                 a report and opinion of Ernst & Young or another firm of independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Agent, stating that such accountants have conducted an audit of such financial statements of the Borrower in accordance with generally accepted auditing standards and that, in their opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower, on a consolidated basis, as of the date thereof, and the results of the Borrower’s operations and cash flows for the periods covered thereby in conformity with GAAP;

(2)                                 a certificate signed by the officer of the Borrower or its Subsidiary responsible for such financial statements, as applicable, stating that said financial statements fairly present its financial condition and results of operations (and, if applicable, those of its Subsidiaries) as at the end of, and for, such year; and

(3)                                 such other information related to such annual reports as the Agent may from time to time reasonably request.

(c)                                  Promptly upon request, the Borrower’s operating projections for the upcoming fiscal year.

(d)                                 An appraisal of the Borrower’s Servicing Portfolio as of each June 30 and December 31 occurring during the term of this Agreement.  Each such appraisal shall be (i) delivered to the Agent (with sufficient copies for each Lender) promptly after receipt by the Borrower, and in any event (x) by September 1 for the June 30 appraisal, and (y) by April 1 for the December appraisal, and (ii) prepared by Mortgage Industry Advisory Corporation or other nationally recognized mortgage rights appraisal firm acceptable to the Agent, in its discretion.

7.5.2                     Compliance Certificates.  Together with each of the quarterly and annual financial statements required by Sections 7.5.1(a) and 7.5.1(b), a certificate of an officer of the Borrower responsible for such financial statements, in substantially the form attached hereto as Exhibit G, setting forth in reasonable detail all calculations necessary to show that the Borrower is in compliance with the requirements of this Agreement, including, without limitation those requirements set forth in Section 7.25 with respect to the Borrower, or, if the Borrower is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Borrower proposes to take with respect thereto and stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Borrower, respectively, and its consolidated Subsidiaries during the accounting period covered by such financial statements and that such review does not disclose the existence during or at the end of such accounting period of any Default or Event of Default, and that such officer does not have knowledge of the existence as of the date of such certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists as of such date, specifying the nature and period of its existence and what action the Borrower has taken, is taking or proposes to take with respect to it.  Each such certificate shall show, in reasonable detail, the computations supporting compliance (or showing noncompliance) with the provisions of Section 7.25, which calculations shall be in substantially the form attached as Schedule 1 to Exhibit G.

7.5.3                     Financial Statements Will be Accurate.  The Borrower covenants and agrees that all financial statements and all reports of auditors furnished to the Agent shall be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements described in Section 6.1 as at and for the period then ended, subject, however — for financial statements other than year-end statements — to year-end audit adjustments and the omission of footnotes.

7.5.4                     Other Reports.  Within the timeframe set forth below, or otherwise with reasonable promptness, an Authorized Representative of the Borrower shall furnish to the Agent from time to time further information regarding the business, operations, properties or financial condition of the Borrower, its Subsidiaries and the Collateral, such other information as the Agent may from time to time reasonably request, including, without limitation, the following:

(a)                                 [Intentionally deleted];

(b)                                 such other reasonable reports in respect of the Collateral, in such detail and at such times as the Agent in its reasonable discretion may request at any time or from time to time;

(c)                                  [Intentionally deleted];

(d)                                 at the Agent’s request, a pipeline report;

 (e)                               [Intentionally deleted];

(e)                                  [Intentionally deleted];

(f)                                   [Intentionally deleted];

(g)                                  by no later than the 90th day following the end of each calendar year, a listing of all loss payments made by the Borrower with respect to a Mortgage Loan made as a Fannie Mae DUS Program or with respect to a Freddie Mac Mortgage Loan;

(h)                                 a quarterly statement of Mortgage Loans in foreclosure, if any, within (i) forty-five (45) days after the last day of each fiscal quarter other than the fourth fiscal quarter, and (ii) within ninety (90) days after the last day of the fourth fiscal quarter;(c);

(i)                                     a quarterly delinquency report for loans in the Borrower’s servicing portfolio, within (i) forty-five (45) days after the last day of each fiscal quarter other than the fourth fiscal quarter, and (ii) within ninety (90) days after the last day of the fourth fiscal quarter;

(j)                                    [Intentionally deleted];

(k)                                 when received by the Borrower, a copy of each Fannie Mae review report; and

(l)                                     A copy of the quarterly DUS lender attestation furnished to Fannie Mae within forty-five (45) days of each fiscal quarter end.

7.5.5                     Agency Notices. With reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Borrower as the Agent may reasonably request, including copies of any audits completed by HUD, Ginnie Mae, Fannie Mae or Freddie Mac, as well as any material notices to the Borrower from any of the foregoing Persons pertaining specifically to the Borrower or its business and not to mortgage lenders generally (or, in the event copies of any such letters or communications are confidential and are prohibited to be provided, summaries thereof (to the extent such summaries are not prohibited by confidentiality requirements).

7.5.6                     Additional Financial Information.  From time to time, within a reasonable period of time of the request, such other reasonable financial data and information as the Agent or any Lender may reasonably request.

7.6                               Existence; Conduct of Business.

7.6.1                     The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing in its jurisdictional state of formation or incorporation.

(a)                                 The Borrower shall do or cause to be done all things necessary to preserve and keep in full force all of its material rights and franchises.

(b)                                 The Borrower shall primarily engage in the mortgage banking business with a primary focus on financing Mortgage Loans secured by Multifamily Properties.

7.6.2                     Without limiting the provisions of Section 7.6.1, the Borrower shall: preserve and maintain all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as a lender, seller/servicer and issuer described under Section 8.1; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining its eligibilities as lender, seller/servicer and issuer described under Section 8.1; and make no material change in the nature or character of its business or engage in any business other than the businesses in which it has informed the Agent and the Lenders it intends to be engaged on the date of this Agreement.

7.7                               Insurance.  The Borrower shall maintain insurance with respect to its properties, and shall cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be usual and prudent in the business carried on by the Borrower or such Subsidiaries, as applicable.

7.8                               Taxes and Trade Debt.  The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, except for those taxes, assessments or charges which any such Person is contesting in good faith by appropriate proceedings and with respect to which appropriate reserves have been established and are being maintained in accordance with GAAP, or where such failure to so pay could not reasonably be expected to have a material adverse effect on the Central Elements of the Borrower.

7.9                               Compliance with Laws, Contracts, Licenses, and Permits.  Except where the failure to comply would not reasonably be expected to have a material adverse effect on the Central Elements of the Borrower, the Borrower shall comply with, and shall cause each of its Subsidiaries to comply with (a) all applicable Legal Requirements now or hereafter in effect wherever its business is conducted, (b) the provisions of its Constituent Documents, (c) all of such Person’s Contractual Obligations, (d) all agreements and instruments to which it is a party or by which it or any of its properties may be bound and (e) all applicable decrees, orders, and judgments.  If at any time while any Obligation is outstanding or the Lenders have any obligation to make Advances hereunder, any Governmental Authorization or other third party consents, approvals, or notifications shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower shall promptly take or cause to be taken all reasonable steps within the power of such Person to obtain such Governmental Authorization or other third party consents, approvals, or notifications, and furnish the Agent and the Lenders with evidence thereof, unless the failure to do so would not reasonably be expected to have a material adverse effect on the Central Elements relative to the Borrower.

7.10                        Bank Accounts. The Borrower shall maintain the Operating Account, Cash Collateral Account, Investable Capital Account and Funding Account with the Agent.

7.11                        Closing Instructions. The Borrower shall indemnify and hold the Agent and each Lender and all those claiming by, through or under the Agent and each of the Lenders, harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or approved attorney to comply with the Borrower’s disbursement or instruction letter relating to any Mortgage Loan.

7.12                        Other Loan Obligations.  The Borrower shall perform all of its material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Borrower is bound as obligor or to which any of its property is subject to a Lien, and promptly notify Lender in writing of (a) a declared default under, or (b) the termination, cancellation, material reduction or nonrenewal due to the Borrower’s breach or default, of any of its other lines of credit or agreements with any other lender. Section 7.12 of the Disclosure Schedule includes a true and complete list of all such lines of credit or debt agreements as of the date of this Agreement.

7.13                        Further Assurances.  The Borrower shall cooperate with, and shall cause each its Subsidiaries to cooperate with, the Agent and the Lenders, and each such Person shall execute such further instruments and documents as any Lender or the Agent shall reasonably request, to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

7.14                        Restrictions on Indebtedness and Liens.

7.14.1              Restrictions on Indebtedness.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, guarantee, or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                 the Obligations;

(b)                                 Any Indebtedness to an Affiliate solely if, and to the extent such Indebtedness constitutes Subordinated Debt;

(c)                                  Indebtedness arising out of other Agency Lines;

(d)                                 Indebtedness existing on the date of this Agreement and listed and described in Section 7.14.1 of the Disclosure Schedule;

(e)                                  Indebtedness consisting of contingent unsecured obligations, pursuant to a letter of credit or otherwise, in order to satisfy Legal Requirements with respect to the Borrower’s Fannie Mae or Freddie Mac risk-sharing obligations, incurred in the ordinary course of the Borrower’s business;

(f)                                   current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(g)                                  endorsements of negotiable instruments for collection in the ordinary course of business;

(h)                                 Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8 hereof;

(i)                                     Indebtedness secured by real property acquired upon foreclosure of Mortgages which, either (x) is so secured at the time of such acquisition, or (y) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrower or its Subsidiaries to be repaid from the sale or other disposition of the subject real property; and

(j)                                    Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrower originates, sells, repurchases or services Mortgage Loans (including Indebtedness under Fannie Mae’s programs known as “As Soon as Pooled,” “As Soon as Pooled Plus,” and “As Soon as Pooled Plus Paid Outside of Closing”), to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business.

7.14.2              Restrictions on Liens, Etc.  Except in connection with the Borrower’s or its Subsidiaries’ purchase, origination and sale from time to time of Mortgage Loans and related assets in the ordinary course of business as conducted on the date hereof, or as otherwise expressly permitted herein, the Borrower shall not, and neither shall any of its Subsidiaries, (a) create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) agree to a negative pledge with respect to any assets or rights, now owned or hereafter arising; provided, however, that the Borrower and its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)                                     Liens on properties to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof);

(ii)                                  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)                               Liens securing the Indebtedness permitted by clause (a) of Section 7.14.1; and, solely to the extent that such Liens do not attach to any portion of the Collateral, (A) Liens securing the Indebtedness permitted by clauses (c), (d), (h) and (i) of Section 7.14.1 and (B) Liens otherwise existing on the date of this Agreement, all as listed in Section 7.14.2 of the Disclosure Schedule;

(iv)                              Liens in favor of the Agent and the Lenders under the Loan Documents;

(v)                                 Liens securing Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrower or its Subsidiaries originate, sell, repurchase or otherwise service Mortgage Loans provided such Liens relate to the foregoing transactions, but only to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;

(vi)                              Liens securing Indebtedness secured by real property acquired upon foreclosure of Mortgages, which either (y) is so securing at the time of such acquisition, or (z) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrower to be recovered from the sale or other disposition of the subject real property;

(vii)                           Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

(viii)                        Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

(ix)                              easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(x)                                 Liens for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings, provided that the execution or other enforcement of such Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings by the Borrower;

(xi)                              Liens described on Section 7.14.2 of the Disclosure Schedule.

7.14.3              Negative Pledge.  The Borrower shall not grant, create, or suffer to be granted or created, any Lien on any of its assets, other than Liens (i) in favor of the Agent, and (ii) permitted under Section 7.14.2.

7.15                        Restrictions on Investments.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to make or permit to exist or to remain outstanding any Investment except an Investment which is (a) Cash Equivalents (provided, however, any reserve account established and maintained by the Borrower for the benefit of Fannie Mae pursuant to a so-called Fannie Mae DUS Master Loss Sharing Agreement may be invested for a period that exceeds 364 days); and (b) property acquired in the normal and ordinary course of the Borrower’s business of originating, purchasing and servicing Mortgage Loans (including property acquired on foreclosure of Mortgages and the origination, purchase and servicing of Mortgage Loans in the ordinary course of business).

7.16                        Indemnification Against Payment of Brokers’ Fees. The Borrower agrees to defend, indemnify and hold harmless the Agent and each of the Lenders from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan (except as resulting from the Agent’s or any Lender’s action).

7.17                        Merger, Consolidation.

7.17.1              The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to:

(a)                                 Without the prior consent of the Lenders, such consent not to be unreasonably withheld, become a party to any merger, consolidation or reorganization, or agree to or effect any asset acquisition or disposition or stock acquisition or disposition (other than (i)

the acquisition or disposition of assets in the ordinary course of business, including the origination or disposition of Mortgage Loans and property acquired on foreclosure of Mortgages; or (ii) any investment permitted pursuant to Section 7.15(b) where, in the case of a merger, the Borrower is the survivor); and

(b)                                 sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of such Person’s business or assets, other than, in the ordinary course of business, including, without limitation, and to the extent not otherwise prohibited by this Agreement, sales of (i) Mortgage Loans, (ii) Mortgage-backed Securities, (iii) Servicing Contracts, and (iv) real estate at foreclosure or real estate owned properties following a failed foreclosure sale.

7.17.2              The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any material change in the nature or scope of the business in which each such Person engages as of the date of this Agreement, including, without limitation, with respect to the Borrower, ceasing to actively engage in the business of originating Mortgage Loans.

7.17.3              The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to change its or their respective jurisdictions of organization, legal names, taxpayer identification numbers and state organizational numbers unless such Person shall have provided the Agent with not less than thirty (30) days prior written Notice.

7.18                        Subsidiaries.  The Borrower hereby covenants and agrees that it shall not create, obtain, acquire, suffer to exist or otherwise have any Subsidiaries, without the Agent’s prior written consent (which consent may be withheld in the Agent’s unrestricted discretion), other than (a) the single purpose, bankruptcy remote Subsidiaries described in Section 6.6 of the Disclosure Schedule, and (b) single purpose, bankruptcy remote Subsidiaries formed in the ordinary course of business consistent with past practices from time to time in order to hold, market and dispose of Mortgage Loans or real estate owned properties.

7.19                        Loans and Advances.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any loans or advances to any Person other than, (a) advances required to be made under any Servicing Contract; (b) Mortgage Loans in the ordinary course of the Borrower’s business; (c) advances made by Subsidiaries in the ordinary course of business consistent with past practices from time to time in connection with holding, marketing and disposing of Mortgage Loans or real estate owned properties, and (d) advances to the Borrower’s or its Subsidiaries’ employees in the ordinary course of business for reasonable expenses to be incurred by such employees for the benefit of the Borrower or such Subsidiaries.

7.20                        Fiscal Year.  The fiscal year of the Borrower and its Subsidiaries presently ends on, and shall continue to end on, December 31st of each year; provided, however, that the Borrower may change its fiscal year end upon 30 days’ prior written request to the Agent and the execution and delivery of such amendments to the reporting requirements and other covenants set forth in this Agreement as the Agent may reasonably require.

7.21                        Charging Accounts.  The Agent is hereby authorized, on or after the due date, to charge, without duplication, the Cash Collateral Account, Operating Account, Investable Capital

Account and Funding Account of the Borrower with the amount of all principal and interest payments due under this Agreement, the Notes or the other Loan Documents for which the Borrower is liable hereunder and upon the occurrence of an Event of Default, the Agent or any of the Lenders is hereby authorized on or after the due date, to so charge, without duplication, such accounts at the Agent, or any other deposit account of the Borrower at the Agent or any of the Lenders, with the amount of all unpaid fees, costs and expenses to which the Agent and the Lenders are entitled under this Agreement.  The failure of the Agent to so charge such accounts shall not affect or limit the Borrower’s obligation to make any required payment.

7.22                        Place for Records; Inspection.

7.22.1              The Borrower shall maintain originals or copies of all of its material business records at the addresses set forth in Section 6.6 of the Disclosure Schedule (as such Section may be amended or supplemented by the Borrower from time to time by written Notice to reflect changes in the information set forth in such Section resulting from transactions or activities permitted by this Agreement or any other Loan Document; including, in furtherance of the foregoing, the Borrower may, by at least 30 days prior written Notice to the Agent, change or add to such addresses set forth in Section 6.6 of the Disclosure Schedule).  Subject to applicable industry standards relating to the protection of consumer information, applicable laws and applicable confidentiality restrictions, upon reasonable notice and at reasonable times during normal business hours the Agent shall have the right (through such agents or consultants as the Agent may designate) to examine the Borrower’s property and make copies of and abstracts from the Borrower’s books of account, correspondence and other records and to discuss its financial and other affairs with any of its senior officers and any accountants hired by the Borrower, it being agreed that such information is subject to the confidentiality provisions of Section 12.16.  Any transferee of the Loan or any holder of a participation interest in the Loan that has agreed in writing to the confidentiality provisions of Section 12.16 shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

7.23                        Costs and Expenses.  The Borrower agrees to pay promptly: (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (b) the reasonable fees, expenses, and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Borrower; (c) all other actual and reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the establishment of the Loan and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; and (d) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, brokers, investment bankers or other experts retained by the Agent or any Lender) incurred by the Agent or any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any other Person, or the administration thereof, (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (iii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s relationship with the Borrower, except to the extent arising out of the Agent’s or any Lender’s gross negligence, bad faith or willful misconduct.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.  The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate, if applicable) and be an Obligation secured by any Collateral.

7.24                        Indemnification. The Borrower shall indemnify and hold harmless the Agent and the Lenders and all those claiming by, through or under the Agent and each of the Lenders (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including, without limitation (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) with respect to the Borrower’s and its Subsidiaries’ properties and assets, the violation of any Legal Requirement, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification to the extent such Damages arise out of an Indemnified Party’s bad faith, willful misconduct or gross negligence.  No Indemnified Party shall be entitled to settle or enter into any accommodation in respect of any such claim, action or suit without the prior written consent of the Borrower (which consent will not be unreasonably withheld, conditioned or delayed), and any Indemnified Party so settling or accommodating without the Borrower’s consent shall not be entitled to indemnification therefor.  In litigation over or relating to such Damages, or the preparation therefor, the Lenders and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel, unless such Lender or the Agent is not otherwise entitled to indemnification for such Damages pursuant to this Section 7.24.  If, and to the extent that the obligations of the Borrower under this Section 7.24 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this Section 7.24 shall survive the repayment of the Loan and all other Obligations and the termination of the Commitments and any other obligations of the Lenders and the Agent hereunder.

7.25                        Borrower’s Financial Covenants.

7.25.1              Tangible Net Worth.  The Borrower agrees to not permit or suffer its Tangible Net Worth (on a consolidated basis with its Subsidiaries) to be less than $40,000,000 at any time.

7.25.2              Liquidity.  The Borrower agrees to not permit or suffer, at any time, the aggregate amount of unrestricted cash and Cash Equivalents held by the Borrower (on a consolidated basis with its Subsidiaries) to be less than the greater of (a) an amount sufficient to satisfy the liquidity requirements of Fannie Mae’s DUS Program, or, if applicable, of Freddie Mac; (b) $3,500,000 or (c) the amount required for any other Agency Lines.  For the avoidance of doubt, cash and Cash Equivalents maintained in the Operating Account and the Investable

Capital Account shall be considered unrestricted and the cash and Cash Equivalents held in any account maintained by the Borrower with the Agent shall not be deemed to be restricted solely because the Borrower has granted the Agent a security interest in such account or because the Agent has a banker’s lien or right of setoff with respect to such accounts.

7.25.3              Maximum Loss Sharing Payments.  [Intentionally deleted]

7.25.4              Ratio of Total Liabilities to Tangible Net Worth. The Borrower shall at all times maintain a ratio of total liabilities (determined in accordance with GAAP) to Tangible Net Worth not to exceed 3.00:1.00.

7.25.5              Minimum Servicing Portfolio.  The Borrower shall at all times maintain a minimum Servicing Portfolio, minus the principal balance of any Mortgage Loans that are serviced by or for the Borrower under subservicing arrangements, of not less than $2,000,000,000.

7.25.6              Delinquent Serviced Loans.  The Borrower shall at all times not permit or suffer the outstanding principal amount of Delinquent Serviced Loans to exceed an amount equal to 3% of the Servicing Portfolio.

7.26                        Minimum Deposits Agreement.  The Borrower shall at all times maintain, in order to permit the Agent to better monitor the Borrower’s Mortgage Loan servicing activities, operating accounts and escrow depositary accounts as set forth in a separate agreement between the Agent and the Borrower (the “Minimum Deposits Agreement”).

7.27                        Replacement Documentation.  Upon receipt of an affidavit of an officer of the Agent as to the loss, theft, destruction or mutilation of any Note, this Agreement or any other Loan Document which is not of public record, and indemnification reasonably satisfactory to the Borrower, the Borrower shall issue, in lieu thereof, a replacement Note, Agreement or other Loan Document in the same principal amount thereof and otherwise of like tenor.

7.28                        Use of Advances.  Advances shall be used exclusively (i) for the purposes described in the definition of General Advances, and (ii) to finance the origination of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans and FHA Mortgage Loans.

7.29                        Source and Subordination of Co-Funding Amounts.  All Co-Funding Amounts shall either be (a) provided by the Borrower without incurring any Indebtedness on account of any such Co-Funding Amount, or (b) provided by an Affiliate of the Borrower as Indebtedness of the Borrower constituting Subordinated Debt permitted pursuant to the terms of Section 7.14.1(b).  The Borrower hereby subordinates, to the full and indefeasible payment of all Obligations, its rights to repayment or payment of any amounts now or hereafter made available by the Borrower as contemplated by clause (a) of this Section with respect to any Co-Funding Amount.

7.30                        Dividends.  During such time as there exists a Default or an Event of Default, the Borrower shall not declare or pay any dividend or other distribution or payment of any kind on or in respect of, or redeem in whole or in part, any of the membership or other equity interests in the Borrower, other than dividends payable solely in shares or units of, or interests, common equity in such Person.

8                                         REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL.

8.1                               Representations, Warranties and Covenants Concerning Eligibility as Seller/Servicer of Mortgage Loans.

The Borrower represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that the Borrower is approved and qualified and in good standing as a lender or seller/servicer, as set forth below, and meets all requirements applicable to its status as:

8.1.1                     The Borrower is and shall remain an FHA-approved mortgagee in good standing, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

8.1.2                     The Borrower is and shall remain, in good standing, a Ginnie Mae-approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

8.1.3                     The Borrower is and shall remain a Fannie Mae-approved and qualified Delegated Underwriting and Servicing Lender in good standing, eligible to process, underwrite, hold, sell to Fannie Mae and service Fannie Mae Mortgage Loans under the Fannie Mae DUS Program.

8.1.4                     The Borrower is and shall remain a Freddie Mac-approved seller/servicer in good standing, eligible to originate, purchase, hold, sell and service Freddie Mac Mortgage Loans to be sold to Freddie Mac.

8.2                               Representations and Warranties Concerning Collateral.  The Borrower represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

8.2.1                     The Borrower has not selected the Collateral in a manner so as to affect adversely the Lenders’ interests.

8.2.2                     The Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted or otherwise permitted, if any, under this Agreement), of the Pledged Assets.  All Pledged Assets and related Purchase Commitments have been duly authorized and validly issued to the Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to the Agent, subject to no other Liens (other than Liens permitted, if any, pursuant to Section 7.14.2).

8.2.3                     The Borrower has, and shall continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

8.2.4                     Each Mortgage Loan and each related document included in the Pledged Loans, including, without limitation, each agreement that is a Collateral Document (a) has been duly executed and delivered by the parties, if any, to that Mortgage Loan and that related document, (b) has been made or provided in compliance with all applicable Legal Requirements (including all laws, rules and regulations relating to usury), (c), if and to the extent constituting an agreement binding upon the parties thereto, is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms (except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity), without setoff, counterclaim or defense in favor of any mortgagor under any Mortgage Loan or any other obligor on any Mortgage Note, and (d) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents.  No party to any Mortgage Loan or any Collateral Document is in violation of any Legal Requirement if the violation would impair the collectibility of the Mortgage Loan or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related Collateral Document.

8.2.5                     Each Pledged Loan is secured by a Mortgage on real property located in one of the states of the United States or the District of Columbia.

8.2.6                     Each Pledged Loan has been closed or will be closed and funded with the Advance made against it.

8.2.7                     Each Pledged Loan that is not an FHA Construction Mortgage Loan has been fully advanced in the face amount of its Mortgage Note. The Agent acknowledges and agrees that in certain instances, a portion of the proceeds of a Pledged Loan, although advanced to the borrowers thereunder, will be held by the Borrower in escrow to be disbursed upon the completion of repairs to the subject property.

8.2.8                     Each First Mortgage is a first Lien on the premises described in that Mortgage and each Second Mortgage is a second Lien on the premises described in that Mortgage, and with respect to each Second Mortgage Loan, the Borrower shall be the servicer, and the Purchase Commitment shall be from the same Investor which holds the senior Lien, or for whom the senior Lien is held, on the Property.  Each Pledged Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Mortgage Loans.

8.2.9                     Each Property has been evaluated or appraised in accordance with Title XI of FIRREA, to the extent required.

8.2.10              The Mortgage Note for each Pledged Loan is (1) payable to the order of the Borrower, (2) an “instrument” within the meaning of Section 9-102 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

8.2.11              No default exists under any Mortgage Loan included in the Pledged Assets.

8.2.12              The Borrower has complied and shall continue to comply with all laws, rules and regulations in respect of the FHA insurance of each Mortgage Loan included in the Pledged Loans designated by the Borrower as an FHA insured Mortgage Loan, and such insurance or guarantee is and will continue to be in full force and effect.

8.2.13              All fire and casualty policies covering the premises encumbered by each Mortgage included in the Pledged Assets (1) name and will continue to name the Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are required to be insured against pursuant to Fannie Mae, Freddie Mac, Ginnie Mae or FHA guidelines, as applicable, or, in the absence of applicable guidelines, usually insured against in the broadest form of extended coverage insurance available.

8.2.14              Unless such requirement has been waived by Fannie Mae, Freddie Mac, Ginnie Mae or FHA with respect to a specific Pledged Loan, each Pledged Asset secured by premises located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program, as required by Fannie Mae, Freddie Mac, Ginnie Mae or FHA guidelines, as applicable.

8.2.15              Each Pledged Loan against which an Advance is made on the basis of a Purchase Commitment meets all of the requirements of that Purchase Commitment, and each Pledged Security against which an Advance is outstanding meets all of the requirements of the related Purchase Commitment.

8.2.16              Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency or any other Person issuing or guaranteeing the Agency Securities.

8.2.17              None of the Pledged Loans is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature (other than delinquent or default interest), and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

8.2.18              Neither the Borrower, any of its Subsidiaries nor the directors or executive officers of the Borrower or its Subsidiaries have any ownership interest, right to acquire any ownership interest or equivalent economic interest in (a) any property securing a Pledged Asset, (b) the mortgagor under a Pledged Loan or a Mortgage Loan supporting a Pledged Security, or (c) any other obligor on, or guarantor of, any related Mortgage Note.

8.2.19              The original assignments of Mortgage and of UCC financing statements delivered to the Agent for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

8.2.20              An Unconditional Purchase Commitment has been issued by an Investor with respect to each Eligible Loan or Eligible Mortgage Pool prior to any funding of an Advance with respect thereto.

8.2.21              All Mortgage Loans have been underwritten according to the standards and guidelines issued by Fannie Mae, Freddie Mac, FHA or Ginnie Mae, as applicable.

8.3                               Affirmative Covenants Concerning Collateral.  As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrower must:

8.3.1                     Warrant and defend the right, title and interest of the Agent and the Lenders in and to the Collateral against the claims and demands of all Persons.

8.3.2                     Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the applicable Investors covering them and all applicable HUD, Fannie Mae and Freddie Mac requirements, as applicable, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans; and must service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of such Investors.

8.3.3                     Execute and deliver to the Agent and/or the Lenders such further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by the Agent, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Agent (for the ratable benefit of the Lenders) under this Agreement.

8.3.4                     Notify the Agent, within 5 days of any Authorized Representative having any knowledge thereof, of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool, or Pledged Security.

8.3.5                     Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments. Deliver or cause to be delivered to the Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment.

8.3.6                     Maintain and, upon request, make available to the Agent at the addresses disclosed pursuant to Section 7.22.1, or in the office of the computer service bureau engaged by the Borrower and disclosed in Section 8.3.6 of the Disclosure Schedule, or in the office of such other computer service bureau engaged by the Borrower and reasonably approved by the Agent, originals, or copies in any case where the originals have been delivered to the Agent or to an Investor, of the Mortgage Notes and Mortgages included in Pledged Loans, Mortgage-backed Securities delivered to the Agent as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

8.3.7                     Be in good standing with Fannie Mae, Freddie Mac, Ginnie Mae, and FHA, as applicable, with respect to all programs and products in which the Borrower from time to time is participating.

8.4                               Special Negative Covenants Concerning Collateral.  As long as the Commitments are outstanding or there remain any Obligations to be paid or performed, the Borrower must not, either directly or indirectly, without the prior written consent of the Agent and the Requisite Lenders:

8.4.1                     Amend, modify or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Assets (other than any such amendment, modification or waiver that is ministerial or corrective in nature (as distinguished from substantive) and other than as requested by Fannie Mae, Freddie Mac or an Approved Custodian from time to time, as long as such request does not reduce the Fair Market Value of any such Pledged Asset).

8.4.2                     Sell, transfer or assign, or grant any option with respect to, or pledge any of the Collateral or any interest in any of the Collateral, except pursuant to a Purchase Commitment as contemplated by this Agreement.

8.4.3                     Make any compromise, adjustment or settlement in respect of any of the Collateral (other than any such compromise, adjustment or settlement that is ministerial or corrective in nature (as distinguished from substantive) and other than as requested by Fannie Mae, Freddie Mac or an Approved Custodian from time to time, as long as such request does not reduce the Fair Market Value of any portion of such Collateral) or accept any payment or settlement other than cash in payment or liquidation of the Collateral.

8.5                               Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements.  The Borrower represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request by the Borrower and the making of each Advance to the Borrower, that it satisfies the requirements for lender capital reserves required under Fannie Mae’s Delegated Underwriting and Servicing Guide.

8.6                               Special Representations and Warranties Concerning FHA Mortgage Loans.  The Borrower represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request by the Borrower and the making of each Advance to the Borrower, that:

8.6.1                     Each FHA Mortgage Loan included in the Pledged Loans meets all applicable Legal Requirements applicable to the insurance provided by FHA.

8.6.2                     The Borrower has complied and shall continue to comply with all laws, rules and regulations with respect to the FHA insurance of each Pledged Loan designated as an FHA Mortgage Loan, and such insurance is and will continue to be in full force and effect.

8.6.3                     For each FHA Mortgage Loan included in the Pledged Loans that will be used to back Ginnie Mae Mortgage-backed Securities, the Borrower has received from Ginnie Mae confirmation notices for additional commitment authority and pool numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of the Pledged Loans designated by the Borrower as the Mortgage Loans to be used to back those Ginnie Mae Mortgage-backed Securities; each of those confirmation notices is in full force and effect; each of those Pledged Loans has been assigned by the Borrower to one of those pool numbers and a portion of the available Ginnie Mae commitment has been allocated to this Agreement by the Borrower, in an amount at least equal to those Pledged Loans; and each of those assignments and allocations has been reflected in the books and records of the Borrower.

8.7                               Special Representations and Warranties Concerning Servicing Collateral.

Section 6.19 of the Disclosure Schedule is a true and complete list of the Borrower’s Servicing Portfolio as of the date set forth therein. The Borrower hereby represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

8.7.1                     The Borrower is the legal and equitable owner and holder, free and clear of all Liens, of the Servicing Contracts and the Borrower shall not pledge or grant a security interest in any existing or future Servicing Contracts (except (a) in favor of Agent, and (b) in favor of other mortgage warehouse lenders, but solely with respect to Servicing Contracts applicable to Mortgage Loans made or acquired by the Borrower with financing provided by such other mortgage warehouse lenders) or otherwise assign or delegate any of its obligations under any Servicing Contract relating to any Pledged Assets.

8.7.2                     Except as otherwise disclosed to the Agent and the Lenders in Section 8.7.2 of the Disclosure Schedule, all of the Borrower’s servicing rights under the Servicing Contracts constitute primary servicing rights.

8.7.3                     Each Servicing Contract is in full force and effect and is legal, valid and enforceable in accordance with its terms, and no default or event that, with notice or lapse of time or both, would become a default, exists under any Servicing Contract, except where the failure of the foregoing would not reasonably be expected to have a material adverse effect on the Borrower’s Central Elements.

8.7.4                     Each right to the payment of money under the Servicing Contracts is genuine and enforceable in accordance with its terms against the parties obligated to pay the same, which terms have not been modified or waived in any respect or to any extent, except where the failure of the foregoing would not reasonably be expected to have a material adverse effect on the Borrower’s Central Elements.

8.7.5                     To the best of the Borrower’s knowledge, no obligor has any defense, set off, claim or counterclaim against the Borrower that can be asserted against the Agent or any Lender, whether in any proceeding to enforce the Agent’s rights in the related Mortgage Loan or otherwise, except where the failure of the foregoing would not reasonably be expected to have a material adverse effect on the Borrower’s Central Elements.

9                                         EVENTS OF DEFAULT.  The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of the Agent and the Lenders following an Event of Default.

9.1                               Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute, an Event of Default.  Each of the following events, unless cured within any applicable grace period set forth or referred to below in this Section 9.1 or waived in accordance with the terms of this Agreement, shall constitute an “Event of Default”.

9.1.1                     Failure to Pay. The Borrower shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the Maturity Date or at any other date fixed for payment, or the Borrower shall fail to pay any installment of interest or any other Obligation later than the earlier of (i) a date that is ten (10) days after such payment is due and payable or (ii) the Maturity Date.

9.1.2                     Failure to Perform Specific Covenants.  The Borrower shall fail to comply with the covenants set forth in Sections 7.5, 7.7, 7.10, 7.14, 7.15, 7.17, 7.18, 7.19, 7.25, 7.26, 7.28, 7.29, 7.30, 8.1, 8.3 or 8.4.

9.1.3                     Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the Loan Documents, other than those referred to in Sections 9.1.1, 9.1.2 or 9.1.4, and such default shall not have been remedied or waived on or before thirty (30) days after receipt of Notice from the Agent of such default.

9.1.4                     Breach of Representation or Warranty.  Any representation or warranty of the Borrower or any of its Subsidiaries in this Agreement or any of the other Loan Documents shall have been false in any material respect upon the date when made or deemed to have been made or repeated.

9.1.5                     Failure to Pay Other Indebtedness.  The Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness in excess of $500,000 in the aggregate, or fail to observe or perform any other term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $500,000 in the aggregate, unless the Borrower notifies the Agent in writing of such an occurrence and the Borrower is in good faith disputing whether the obligation in question is due, in which case the Borrower or Subsidiary, as applicable, shall have sixty (60) days after its notice is received by the Agent to resolve such dispute before the occurrence will become an “Event of Default”.

9.1.6                     Insolvency. The Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower, or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein.

9.1.7                     Involuntary Proceedings. The filing of any case or other proceeding against the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect and such case or proceeding is not discharged or dismissed within forty-five (45) days of its commencement; a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, in an involuntary case under federal bankruptcy laws as now or hereafter constituted.

9.1.8                     Judgments. There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against the Borrower or any of its Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000.

9.1.9                     Cancellation of Loan Documents. If any of the Loan Documents shall be canceled, terminated, revoked or rescinded or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof.

9.1.10              ERISA.  With respect to any ERISA Plan, a Reportable Event shall have occurred and (i) a trustee shall have been appointed by the United States District Court to administer such plan under circumstances that would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in excess of $1,000,000; (ii) proceedings shall have been instituted to terminate such plan (which termination proceedings would reasonably be expected to result in liability of the Borrower, or any of its Subsidiaries to the PBGC and/or others in excess of $1,000,000) (other than proceedings for a standard termination within the meaning of Section 4041(b) of ERISA not requiring any additional contributions within 12 months prior to filing a PBGC Form 500 (or equivalent or replacement form)); or (iii) facts and circumstances constituting or arising out of such Reportable Event exist with respect to such plan that would reasonably be expected to result in an increase in liability of the Borrower or any of its Subsidiaries in excess of $1,000,000 that is required to be satisfied within a twelve month period.

9.1.11              Indictment. The Borrower or any of its Subsidiaries shall be indicted for a federal crime, a punishment for which would reasonably be expected to include the forfeiture of any assets of the Borrower or any of its Subsidiaries.

9.1.12              Change of Control.  Any Change of Control shall have occurred with respect to the Borrower.

9.1.13              Material Adverse Event.  An event occurs that materially and adversely affects any of the Central Elements relative to the Borrower.

9.2                               Written Waivers.  If a Default or Event of Default is waived by the Requisite Lenders (or all of the Lenders if and to the extent required by the terms of Section 11.4 hereof), in their sole discretion, as evidenced by a written instrument executed by an authorized officer of the Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

9.3                               Remedies.

9.3.1                     If an Event of Default described in Section 9.1.6 and 9.1.7 occurs with respect to the Borrower, the Commitments will automatically terminate and the unpaid principal amount of and accrued interest on the Loan and all other Obligations will automatically become due and payable, without presentment, demand or other requirements of any kind, all of which the Borrower expressly waives.

9.3.2                     If any other Event of Default occurs and is continuing, the Agent may, and with the direction of the Requisite Lenders shall, by Notice to the Borrower, terminate the Commitments and declare the Obligations to be immediately due and payable.

9.3.3                     If any Event of Default occurs and is continuing, the Agent may, and with the direction of the Requisite Lenders shall, also take any of the following actions:

(i)                                     Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(ii)                                  Notify all obligors under any of the Collateral that the Collateral has been assigned to the Agent (or to another Person designated by the Agent) and that all payments on that Collateral are to be made directly to the Agent (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to the Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(iii)                               Act, or contract with a third party to act at the Borrower’s expense, as servicer or subservicer of Collateral requiring servicing and perform all obligations required under any Servicing Contracts to the extent relating to any Pledged Assets or Purchase Commitments.

(iv)                              Require the Borrower to assemble and make available to the Agent the Collateral and all related books and records at a place designated by the Agent.

(v)                                 Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner the Agent deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document (the Agent hereby acknowledging that any such entering into, taking possession of or obtaining access to may implicate rights of other

Persons, such as landlords and data storage service provides which the Borrower does not control).

(vi)                              Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Agent deems appropriate.

(vii)                           Exercise all rights and remedies of a secured creditor under the UCC or other applicable law, including, upon no fewer than ten days’ written notice to the Borrower, which the parties hereto each deem to be commercially reasonable, selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on the terms and in the manner as the Agent may determine, including sale under any applicable Purchase Commitment. The Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by the Agent until the purchaser pays the selling price or takes possession of the Collateral. The Agent has no liability to the Borrower if a purchaser fails to pay for or take possession of the Collateral sold on those terms, and in the case of any such failure, the Agent may sell the Collateral again upon notice complying with this Section.

(viii)                        Instead of or in conjunction with exercising the powers of sale granted in this Section 9, the Agent may proceed by suit at law or in equity to collect all amounts due upon the Collateral, or to foreclose the Agent’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(ix)                              Proceed against the Borrower on the Notes.

(x)                                 Proceed against the Borrower or any other obligor under any other Loan Document.

(xi)                              Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them in accordance with Section 11.2.4.

9.3.4                     The Agent and Lenders will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition.  The Borrower waives (to the extent permitted by law) any claims it may have against the Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that the Agent might have obtained at a public sale, or was less than the aggregate amount of the outstanding Advances, plus accrued and unpaid interest on the Advances, and unpaid fees, even if the Agent accepts the first offer received from a Person not an Affiliate of the Agent or a Lender and does not offer the Collateral to more than one offeree. The Borrower agrees that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by the Borrower, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

9.3.5                     The Borrower agrees that the Agent and/or any Lender may purchase Pledged Loans and Pledged Securities at a private sale of such Collateral if not prohibited by law.

9.3.6                     The Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that the Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require the Agent to (a) proceed against any Person, (b) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (c) pursue any other remedy within its power. The Agent is not required to take any action to preserve any rights of the Borrower against holders of mortgages having priority to the Lien of any Mortgage included in the Collateral or to preserve the Borrower’s rights against other prior parties.

9.3.7                     Lenders may, but are not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Agent or Lenders in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by the Agent or Lenders until repaid by the Borrower, are deemed to be principal outstanding under this Agreement and the Notes.

9.3.8                     No failure or delay on the part of the Agent or any Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy.  No single or partial exercise by the Agent or any Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by the Agent or any Lender, or the Agent’s or any Lender’s exercise of any other right, power or remedy.  Without limiting the foregoing, the Borrower waives all defenses based on the statute of limitations to the extent permitted by law.  The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

9.3.9                     For the purpose of exercising the rights granted by this Section 9, as well as any and all other rights and remedies of the Agent, the Borrower hereby irrevocably constitutes and appoints the Agent its true and lawful attorney-in-fact, with full power of substitution, exercisable during the continuation of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower, and hereby grants to the Agent a license to use, without charge, the Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as the same pertain to the Collateral, in advertising for sale and selling any Collateral.  The Borrower’s rights under all licenses and all other agreements related to the foregoing inure to the Agent’s benefit until the Obligations are paid in full.

10.                               SET-OFF.

10.1                        Security Interest.  The Borrower hereby grants to the Agent and each of the Lenders, a lien and security interest as security for all liabilities and obligations to the Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Borrower, now or hereafter in the possession, custody, safekeeping or control of the Agent or any of the Lenders, other than the Escrow Account and other third-party custodial account maintained by the Borrower at the Agent or any Lender.

10.2                        Set-Off.  If an Event of Default occurs and is continuing, any deposits, balances or other sums credited by or due from the Agent or any of the Lenders to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without prior notice or demand (which prior notice or demand to the Borrower is hereby waived) or compliance with any other condition precedent now or hereafter otherwise imposed (other than those imposed by statute, constitution or other rule of law) all of which are hereby waived, be set off, appropriated and applied by the Agent or such Lender against any or all of the Obligations irrespective of whether demand shall have been made and although such obligations may be unmatured, in such manner as the Agent or such Lender in its sole and absolute discretion may determine; provided, however, that such right of setoff shall not apply to the Escrow Accounts or other third-party custodial accounts maintained by the Borrower at the Agent or any Lender.  Within five (5) Business Days of making any such set off, appropriation or application, the Agent agrees to notify the Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application.  ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR A LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the Obligations evidenced by the Note held by such Lender, unless such amount is held by such Lender in connection with a specific relationship with the Borrower other than that evidenced by the Loan Documents, such amount shall be applied ratably to such other indebtedness and to the Obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, participation, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided, however, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

10.3                        Right to Freeze.  The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Agent and each of the Lenders to set off or debit as set forth in Section 10.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same; provided, however, that such right to block, freeze or segregate any such deposits shall not apply to the Escrow Accounts or to other third-party custodial accounts maintained by the Borrower at the Agent or any Lender.

10.4                        Additional Rights.  The rights of the Agent, the Lenders, and each Affiliate of the Agent and the Lenders under this Section 10 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Agent or any of the Lenders may have.

11                                  THE AGENT AND THE LENDERS.

11.1                        Rights, Duties and Immunities of the Agent.

11.1.1              Appointment of the Agent.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as the Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Agent agrees to act as such upon the express conditions contained in this Section 11. The Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with, or fiduciary duty to, any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.  Except as expressly set forth in Sections 11.1.10, 11.2.3, 11.2..4, 11.2.8, 11.3.1, 11.3.3-5 and 11.3.7, the provisions of this Section 11 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as third party beneficiaries of any of the provisions hereof.

11.1.2              Administration of Loan by the Agent.  The Agent shall be responsible for administering the Loan on a day-to-day basis.  In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar loans held by the Agent solely for its own account.  Each Lender delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

(i)                                     to fund each Advance in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Agent by the respective Lenders for such purpose;

(ii)                                  to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(iii)                               to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and

(iv)                              to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

11.1.3              Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.1.4              Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Borrower or any of its officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents; (iii) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations hereunder, except as may be specifically provided in this Agreement or the Exhibits hereto (subject to the immediately preceding sentence), or any information contained in the books or records of the Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

11.1.5              Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4.1 hereof) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Requisite Lenders, and each such request of the

Requisite Lenders, and any action taken or failure to act by the Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

11.1.6              Notice of Default or Event of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received Notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such Notice is a “notice of default”.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4.1 hereof).  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders, provided, however, that the Agent shall not accelerate the indebtedness under this Agreement without the prior written consent of the Requisite Lenders.

11.1.7              Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

11.1.8              Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under this Agreement or the other Loan Documents, (ii) any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided, however, that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

11.1.9              Agent in its Individual Capacity.  With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrower or any subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

11.1.10  Successor Agent.  The Agent may resign at any time by giving forty five (45) days’ prior written Notice to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent and, provided no Default or Event of Default has occurred and is continuing, the Borrower shall have the right to approve such successor Agent, provided such approval shall not be unreasonably withheld.  If no successor Agent shall have been so appointed by the Requisite Lenders and accepted such appointment within forty five (45) days after the retiring Agent’s giving Notice of resignation, then the retiring or removed Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Each such successor Agent shall be a financial institution which meets the requirements of an Eligible Assignee.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Agent’s resignation hereunder, or the removal of the Agent hereunder, the provisions of this Section 11 shall continue in effect in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

11.1.11  Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Requisite Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the foreclosure of mortgages, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Requisite Lenders.  The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Requisite Lenders, and such instruction shall be binding upon all the Lenders.  The Requisite Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Agent may, in its discretion but without obligation, in the absence of direction from the Requisite Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent.

11.1.12  Distributions of Notices and Documents.  The Agent will forward to each Lender, promptly after the Agent’s receipt thereof, a copy of each Notice or other document furnished to the Agent pursuant to this Agreement other than routine communications associated with requests for Advances or determinations of Collateral eligibility, other routine or nonmaterial communications, notices or documents required by any of Loan Documents to be furnished directly to the Lenders by the Borrower, or of which the Agent has knowledge that such Notice or document otherwise had been forwarded directly to the Lenders other than by the Agent.

11.2                        Respecting Loans and Payments.

11.2.1              Procedures for Advances.

(a)                                 The Agent shall give written notice to each Lender of each request for an Advance by facsimile transmission, electronic mail or hand delivery on the same Business Day as received from the Borrower pursuant to Section 2.3.1.  Each such notice shall be accompanied by a written summary of the request for an Advance and shall specify (i) the date of the requested Advance, (ii) the aggregate amount of the requested Advance, and (iii) each Lender’s pro rata share of the requested Advance.  Each Lender shall, before 11:00 a.m. on the date set forth in any such request for an Advance, make available to the Agent, at an account to be designated by the Agent at Bank of America, N.A. (            or at such other financial institution as the Agent may designate from time to time), in same day funds, each Lender’s ratable portion of the requested Advance.  After the Agent’s receipt of such funds and upon the Agent’s determination that the applicable conditions to making the requested Advance have been fulfilled, the Agent shall make such funds available to the Borrower as provided for in this Agreement.  Within a reasonable period of time following the making of each Advance, the Agent shall deliver to each Lender a copy of the Borrower’s request for such Advance.  Promptly after receipt by the Agent of written request from any Lender, the Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of the Borrower to the Agent in support of the requested Advance.

(b)                                 Notwithstanding clause (a) above, unless the Agent shall have been notified by any Lender prior to the date on which an Advance is to be made to the Borrower that such Lender does not intend to make available to the Agent such Lender’s ratable portion of the requested Advance, the Agent may assume that such Lender will make such amount available to the Agent on such date and the Agent may, in its sole discretion (provided that the other applicable conditions to making the requested Advance have been fulfilled), but shall not be obligated to, make available to the Borrower a corresponding amount on the date of such Advance (the “Corresponding Amount”).  The Lender shall reimburse the Agent in same day funds for any such Corresponding Amount by 2:00 p.m. on the same day that the Agent makes available to the Borrower such Corresponding Amount.  If such Corresponding Amount is not in fact reimbursed to the Agent, the Agent may, in its unrestricted discretion, by providing written notice to such Lender, deem such Lender a Delinquent Lender for all purposes under this Agreement and the Agent shall be entitled to such rights and remedies against such Lender as set forth in Section 11.2.8 hereof.  In addition to any rights or remedies to which the Agent may be entitled under Section 11.2.8, in the event that such Lender reimburses the Agent for a Corresponding Amount on the same day that the Agent makes available to the Borrower such Corresponding Amount, but later than 2:00 pm on such date, then the Lender shall also pay to the Agent a late intraday reimbursement charge in an amount to be assessed by the Agent equal to the amount charged by the Agent from time to time in other substantially similar circumstances not to exceed (i) the product of such Corresponding Amount times the Default Rate, (ii) divided by 360.

11.2.2              Nature of Obligations of Lenders.  The obligations of the Lenders hereunder are several and not joint.  Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

11.2.3              Payments to the Agent.  All payments of principal of and interest on the Loan or the Notes, and any other amounts due hereunder shall be made to the Agent by the Borrower or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement and any other Loan Document. Except as otherwise expressly provided herein, the Agent agrees to use its reasonable best efforts to promptly to distribute to each Lender, on the same Business Day upon which each such payment is made (if received prior to 2:00 p.m. on such Business Day), such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with Section 11.2.4 below.  The Agent shall upon each distribution promptly notify the Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender.  Each payment to the Agent under the first sentence of this Section shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.  If any payment received by the Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, unless otherwise provided herein, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly and the Borrower shall remain liable for any deficiency.

11.2.4              Distribution of Liquidation Proceeds.  Subject to the terms and conditions hereof, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:                                                                     To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

Second:                                                    To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

Third:                                                               To all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full with respect to interest due to the Lenders.

Fourth:                                                        on a pari passu basis, to (a) to all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal due to the Lenders under the Loan, and (b) to the counterparty on any Hedging Arrangements until all Obligations thereunder have been paid in full.

Fifth:                                                                  To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Sixth:                                                                To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

11.2.5              Adjustments.  If, after the Agent has paid each Lender’s proportionate share of any payment received or applied by the Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by the Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at the Agent’s request, promptly return its proportionate share of such payment or application to the Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by the Agent with respect to such payment or application.

11.2.6              Setoff.  If any Lender (including the Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the Obligations, such Lender shall remit to the Agent all such sums received pursuant to the exercise of such right of setoff, and the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement.

11.2.7              Distribution by Agent.  If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

11.2.8              Delinquent Lender.  A Lender shall be deemed a “Delinquent Lender” hereunder (a) automatically and without further action by the Agent upon becoming an Impacted Lender, (b) by written notice from the Agent at any time such Lender has failed to make available to the Agent its pro rata share of any Loans in accordance with Section 11.2.1, or (c) automatically and without further action by the Agent ten (10) days following written notice by the Agent that such Lender has failed or refused to abide by any of its other obligations under this Agreement, including without limitation its obligation to make available to Agent its pro rata share of any Advances, expenses or setoff, and such failure or refusal has not been cured during such ten (10) day period.  In any such case, in addition to the rights and remedies that may be available to the Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during such time as such Lender is an Impacted Lender or such time as any such failure or refusal continues (the “Delinquency Period”), and (ii) such Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments, the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such Delinquency Period and, if applicable, without giving effect to the nonpayment causing such Lender to be deemed a Delinquent Lender.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon either (y) (1) any such Impacted Lender no longer being an Impacted Lender (and not otherwise being a Delinquent Lender), and (2) the payment by the Delinquent Lender of its pro rata share of any Loans, expenses or setoffs as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid, and any late intraday reimbursement charge to be assessed by the Agent in accordance with Section 11.2.1, or (z) the affirmative consent of the Requisite Lenders.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Advances (the “Future Commitment”).  Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Delinquent Lender shall indemnify the Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of an Advances or to otherwise perform its obligations under the Loan Documents.

In the event that the non-delinquent Lenders elect not to acquire the Future Commitment, then, so long as no Default or Event of Default has occurred and is continuing, the Borrower may either (i) demand that the Delinquent Lender, and upon such demand the Delinquent Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 11.3 for a purchase price equal to the aggregate principal balance of the Facility then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, or (ii) with the consent of the Agent (but without the consent of the Lenders), pay to the Delinquent Lender the aggregate principal balance of the Facility then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, whereupon the Delinquent Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents.  Each of the Agent and the Delinquent Lender shall reasonably cooperate in effectuating the replacement of such Delinquent Lender under this Section, but at no time shall the Agent, such Delinquent Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expenses and at no cost or expense to the Agent, the Delinquent Lender or any of the other Lenders.

11.2.9              Holders.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent.  Notwithstanding the foregoing, in case of any conflict between the Note and the Register, the Register shall govern.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.3                        Assignment and Participation.

11.3.1              Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (a) each of the Agent and the Borrower shall have given its prior written consent to such assignment (provided that, in the case of the Borrower, such consent will not be unreasonably withheld but shall not be required if an Event of Default shall have occurred and be continuing); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) each assignment shall be in an amount that is at least $10,000,000 and is a whole multiple of $1,000,000, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 11.3.3, be released from its obligations under this Agreement.

11.3.2              Certain Representations and Warranties, Limitations, Covenants.  By executing and delivering an Assignment and Acceptance, the parties to such Assignment and Acceptance confirm to and agree with each other and the other parties hereto as follows:

(a)                                 other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(b)                                 the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Affiliates, related entities or Subsidiaries or any other person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements provided by the Borrower as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)                                  such assignee represents and warrants that it is an Eligible Assignee;

(f)                                   such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other

Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)                                  such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(h)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

11.3.3              Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

11.3.4              New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this Section 11.3.4, the Borrower shall deliver an opinion of counsel, addressed to the Lenders receiving such new Notes and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to such Lenders.  The surrendered Notes shall be cancelled and returned to the Borrower.  If the opinion letter required by this Section is issued at such time as there is outstanding no Event of Default, the Lenders receiving such opinion letter shall pay the Borrower’s reasonable cost and expenses of obtaining such opinion letter; and during such time as there is outstanding an Event of Default the cost and expenses of obtaining such opinion letter shall be borne by the Borrower.

11.3.5              Participations.  Each Lender may sell participations to one or more Eligible Assignees in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (i) each such participation shall be in a minimum amount of $10,000,000.00 and in whole multiples of $1,000,000, (ii) each participant shall be a Person who is not the Borrower or any of its Affiliates, (iii) any such sale or participation shall not affect the rights and duties of (a) the Borrower hereunder, or (b) the selling Lender hereunder to the Borrower, and (iv) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

11.3.6              Disclosure.  The Borrower agrees that, subject to compliance with the requirements of Section 12.16, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall have agreed in writing to treat in confidence such information in accordance with the provisions of Section 12.16.

11.3.7              Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to the terms of this Agreement and the other Loan Documents with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes.  Anything contained in this Section 11.3.7 to the contrary notwithstanding (a) any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, and (b) any Lender may assign, pledge or participate its interests, rights and obligations under this Agreement, including its right to receive and retain payments on its Note, in connection with any arrangement maintained by such Lender to fund credit facilities provided by that Lender; provided, however, that such Lender shall remain primarily and directly liable to timely and fully perform all of its obligations under this Agreement, and no such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents or require the Borrower to have direct duties or responsibilities to more than one such assignee, pledgee, or participant of such pledgor Lender under this sentence.

11.3.8              Assignment by the Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

11.4                        Administrative Matters.

11.4.1              Amendment, Waiver, Consent, Etc.  Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Agent or other specified party or parties, no term or provision of this Agreement or any other Loan

Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Requisite Lenders. Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)                                     has the effect of (a) extending the Maturity Date, (b) reducing the rate or extending the time of payment of interest or fees hereunder, (c) increasing or reducing the principal amount of the Loan or any Note, or (d) otherwise postponing or forgiving any of the Obligations (except that the Agent may, in its sole discretion, waive Default Rate interest and Late Charges);

(ii)                                  releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents or in connection with a sale of such Collateral permitted hereunder;

(iii)                               amends, modifies or waives any provisions of this Section 11.4.1;

(iv)                              amends, modifies or waives any provisions of Section 2.1.3 and the limitations set forth on Exhibit D or the definition of any term used therein or used in any of the financial covenants set forth in Section 7.25;

(v)                                 reduces the percentage specified in the definition of Requisite Lenders;

(vi)                              except as otherwise provided in the Agreement or arising by the assignment by a lender of a portion of its Commitment, changes the amount of any Lender’s Commitment or Commitment Percentage, or

(vii)                           releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents;

and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of this Article or any other provision of any Loan Document which relates to the rights or obligations of the Agent.

11.4.2              Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Requisite Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Requisite Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct.  The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION BEING REQUESTED ABOVE OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by the Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Agent within ten (10) calendar days of such Lender’s receipt of such notice.

12                                  GENERAL PROVISIONS.

12.1                        Notices.  Except as otherwise specifically provided herein, any notice or other communication in connection with this Agreement, the Notes, or any of the other Loan Documents (a “Notice”), shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercial recognized courier service or overnight delivery service such as Federal Express, or (iii) other than for any notice of an Event of Default, sent by electronic mail (receipt confirmed by telephone or return electronic mail), addressed as set forth below:

If to the Borrower:

ACRE Capital LLC

25650 West Eleven Mile Road, Suite 300

Southfield, MI 48034

Attention: Kelley Prevete

Telephone: 248-746-5790

Email:  kprevete@acrecapitalllc.com

with copies by regular mail or such hand delivery or electronic transmission to:

ACRE Capital LLC

2901 North Dallas Parkway

Suite 300

Plano, TX 75093

Attention: Timothy B. Smith, Esq.

Telephone: 214-919-4322

Email:  tsmith@acrecapitalllc.com

If to Agent:

Bank of America, N.A.

225 Franklin Street, 2nd Floor

Mail Stop MA1-225-02-04

Boston, MA 02110

Attention: Andrew Blomstedt, Vice President

Telephone: 617-346-3491

email: andrew.blomstedt@baml.com

with copies by regular mail or such hand delivery or electronic transmission to (which shall not constitute notice):

Nutter, McClennen & Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attention: Philip R. Rosenblatt, Esq.

Telephone: 617-439-2806

email: prosenblatt@nutter.com

If to a Lender, to such address for such Lender as appears on Schedule 1.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents when actually received, and, in any event, (1) if mailed as contemplated by clause (i) of this Section, upon confirmed receipt or upon the intended recipient’s refusal to accept receipt; or (2) if hand delivered as contemplated by clause (ii) of this Section, on the next Business Day; or (3) if sent by electronic mail as contemplated by clause (iii) of this Section, upon transmission properly evidenced.

12.2                        Payments to be Charged as an Advance.  In the event the Borrower fails to make any payments required by this Agreement, the Notes or any of the other Loan Documents (other than indemnification payments pursuant to Section 7.24) within 5 days of Notice from the Agent that such payment is due, such payment may be deducted by the Agent from the amount, if any, not already advanced, and the same shall be deemed to be a General Advance, or may be deducted from any General Advance due hereunder.  Any attorneys’ fees, inspection fee, or any other expense payable by the Borrower as herein provided for, or incurred in connection with the examination of the Collateral for the Loan, any tangible or intangible assets of the Borrower, the drafting of the Loan Documents and other instruments evidencing or securing the Obligations and all other Loan Documents may be likewise deducted from the amounts, if any, not already advanced or from any General Advance payable to the Borrower and, in any event, charged as an Advance hereunder, but only to the extent payable by the Borrower pursuant to Section 7.23 hereof.  Notwithstanding the foregoing, the Agent may make such deductions contemplated by this Section solely if and to the extent that upon making such deductions the outstanding principal balance of the Loan does not exceed the Borrowing Base.

12.3                        Parties Bound; Integration.

12.3.1              The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

12.3.2              This Agreement is a contract by and among each of the Borrower, the Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either the Agent, any of the Lenders, or the Borrower as a third party beneficiary or otherwise by virtue of any provision hereof.

12.3.3              This Agreement is intended by the Borrower, the Agent and the Lenders as the final, complete and exclusive statement of the transactions evidenced by this Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

12.4                        Waivers, Extensions and Releases.  Except as otherwise provided herein, the Agent, the Requisite Lenders or all of the Lenders, as applicable, may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the other Loan Documents, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance shall not be considered a waiver of such condition in any other instance or any other circumstance.

12.5                        Governing Law.  THIS AGREEMENT, THE NOTES, THE ADVANCES AND OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

12.6                        Consent to Jurisdiction.  EACH OF THE PARTIES HERETO SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN

ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (ii) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

12.7                        JURY TRIAL WAIVER; WAIVER OF PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.  EACH OF THE BORROWER, THE AGENT AND EACH LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BORROWER, THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER, THE AGENT AND EACH OF THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH OF THE BORROWER, THE AGENT AND EACH OF THE LENDERS CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE BORROWER, THE AGENT AND EACH OF THE LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

12.8                        Survival.  All representations, warranties, covenants and agreements made herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrower pursuant hereto are significant and shall be deemed to have been relied upon by the Agent and each of the Lenders notwithstanding any investigation made by the Agent or each of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan and each advance pursuant thereto.  No review or approval by the Agent or the Lenders, or by any of their consultants or representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of the Borrower under any one or more of the Loan Documents.

12.9                        Cumulative Rights.  All of the rights of the Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent and each Lender may determine in its sole good faith judgment.

12.10                 Claims Against Agent or Lenders.  In no event shall the Agent and any of the Lenders be liable to the Borrower or anyone else for damages such as, but not limited to, indirect, speculative, consequential or punitive damages whatever the nature of the breach by Agent or any of the Lenders of its obligations under this Agreement or under any of the other Loan Documents.  In no event shall the Agent or any of the Lenders be liable for direct damages to the Borrower or anyone else unless a written notice specifically setting forth the claim of the Borrower shall have been given to the Agent and each of the Lenders within two years of the Borrower’s actual knowledge of any such claim.

12.11                 Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrower under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrower may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

12.12                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

12.13                 Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

12.14                 No Oral Change.  This Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents.

12.15                 Monthly Statements.  While Agent may issue invoices or other statements on a monthly or periodic basis, it is expressly acknowledged and agreed that: (i) the failure of Agent to issue any statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any statement shall not be binding upon the Agent or the Lenders and so the Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any statement; (iii) all statements are issued for information purposes only and shall never, unless expressly set forth therein, constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of the Agent’s or Lenders’ rights or remedies thereunder; and (iv) in no event shall any statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

12.16                 Severability.  In the event any provision of this Agreement or any other Loan Document shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the extent permitted by law, not in any way be affected or impaired thereby.

12.17                 Confidentiality.  Each of the Agent, the Lenders, and assignees or participants or potential assignees or participants in the Loan (each, an “Information Recipient”) agrees to hold and treat all Information (as defined below) provided to it under this Agreement in confidence and in accordance with this Section 12.17, and will implement and maintain safeguards to further assure the confidentiality of such Information.  Such Information will not, without instruction pursuant to this Agreement or the prior consent of the Borrower, be disclosed or used by the Agent, any Lender, any participant, and potential Lender, any potential participant or any of their respective officers, directors, members, shareholders, employees, attorneys or agents other than in connection with the transactions contemplated by this Agreement, or in connection with other communications between or among the Agent, the Lenders and the Borrower.  Information may be disclosed (a) to an Information Recipient’s directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 12.17), (b) to the extent requested by any Governmental Authority (provided that the Agent or affected Lender, as applicable, shall, to the extent permitted by law, rule or regulation, and to the extent reasonably practical, give the Borrower reasonable notice prior to any such required disclosure and an opportunity to contest same, at the Borrower’s sole cost and expense, and the Agent or the affected Lender, as applicable shall comply with any applicable protective order or equivalent imposed by any Governmental Authority as a condition of such disclosure), (c) to the extent required by Legal Requirements or by any subpoena or similar legal process, (d) to any other party to the extent required or contemplated by this Agreement or any other Loan Document who has agreed in writing to maintain the confidentiality of the Information in accordance with this Section 12.17, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this

Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.17, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, in each case, that have agreed in writing to maintain the confidentiality of the Information in accordance with this Section 12.17, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.17.  For the purposes of this Section 12.17, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, any information relating to any Pledged Loans or Pledged Securities and any non-public personal information (as defined in the Gramm-Leach-Bliley Act of 1999 and its enabling regulations issued by the Federal Trade Commission) regarding mortgagors, other than any such information that is or becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrower that is not, to the Agent’s or the affected Lender’s knowledge, prohibited from transmitting the information to the Agent or such Lender by a contractual or legal obligation.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by an Authorized Representative of the Borrower, and by the Agent and the Lenders, as of the date first above written.

BORROWER:	ACRE CAPITAL LLC

	By:	/s/ Kelley A. Prevete
Name: Kelley A. Prevete
Title: Executive Vice President

AGENT AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Margaret A. Mulcahy
Name: Margaret A. Mulcahy
Title: Senior Vice President

Signature Page to ACRE Capital LLC Credit Agreement

SCHEDULE 1 TO LOAN AGREEMENT

Lenders and Commitments

Lender	Commitment	Commitment Percentage	Address for Notices	Address for Advance Requests
Bank of America, N.A.	$80,000,000	100%	Bank of America, N.A. 225 Franklin Street, 2nd Floor Mail Stop MA1-225-02-04 Boston, MA 02110 Attn: Andrew Blomstedt, Vice President email: Andrew.blomstedt@baml.com telephone: 617-346-3491

Bank of America, N.A.
225 Franklin Street, 2nd Floor
Mail Stop MA1-225-02-04
Boston, MA 02110

Attn: Cheryl A. Bailey, Vice President,

email: cheryl.a.bailey@baml.com

telephone:  617-346-0089

and

Attn: Clare O’Connor, Assistant Vice President,

email: clare.m.o’connor@ baml.com

telephone: 617-346-0121

EXHIBIT A TO LOAN AGREEMENT

DEFINITIONS

Accounts has the meaning given that term in the UCC.

“ACRE” means Ares Commercial Real Estate Corporation, a Maryland corporation..

“ACRE Change of Control” means any single event, transaction, or occurrence, or series of related events, transactions, or occurrences, as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of ACRE, representing thirty-five percent (35%) or more of the outstanding voting common stock of ACRE; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of ACRE (together with any new or replacement directors whose election by the board of directors of ACRE, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of ACRE then in office.

Advance means a disbursement by any Lender with respect to its Commitment to fund either a General Advance or a Mortgage Loan Advance under this Agreement.

Advance Rate means, for each Advance made to fund a particular category of Mortgage Loan, the percentage applicable to such category, as set forth on Exhibit D.

Advance Request means either a General Advance Request or a Mortgage Loan Advance Request.

Affiliate means, for any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of, voting securities, by contract, or otherwise.

Agency Lines means mortgage warehousing or mortgage repurchase facilities, pursuant to this Agreement or with other institutional lenders or institutional repurchase counterparties, pursuant to which Investors shall have entered into Unconditional Purchase Commitments with respect to the underlying mortgage loans, entered into by the Borrower in the ordinary course of business.

Agency Security means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Agent is defined in the initial paragraph hereof.

Agent’s Master Account means the Agent’s custody account at The Bank of New York Mellon Corporation/Bank of America Trust (ABA #021000018), or such other custodial account as the Agent may establish from time to time.

Agreement means this Sixth Amended and Restated Mortgage Warehousing Credit and Security Agreement, as it hereafter may be amended and/or restated, and any provision hereof waived, from time to time.

Applicable Rate means, for any day, either (a) the Daily Floating LIBOR Rate for such day, plus one and six tenths percent (1.60%) for Advances, or (b) if the Daily Floating LIBOR Rate is unavailable (as described in the definition thereof), then the Prime Rate for such day, plus one and six tenths percent (1.60%) for Advances.

Approved Custodian means U.S. Bank National Association, Bank of America, N.A., The Bank of New York Mellon Corporation, Wells Fargo Bank, N.A., Fannie Mae, Freddie Mac and any recognized financial institution or another Person which is qualified in all respects and deemed acceptable to the Agent, in its unrestricted discretion exercised in good faith, to act as a custodian for either (i) a Mortgage Loan or (ii) a Mortgage Pool.

Assignment and Acceptance as defined in Section 11.3.1.

Authorized Representatives as defined in Section 4 and listed in Section 4 to the Disclosure Schedule.

BBA LIBOR has the meaning set forth in the definition of Daily Floating LIBOR Rate.

Borrower is defined in the initial paragraph hereof.

Borrowing Base means the product from time to time of (a) the aggregate sum of the Collateral Value of each Pledged Asset with respect to which the Warehouse Period has not expired, times (b) the Advance Rate for each such Pledged Asset.  In the event from time to time the Collateral Value of any Pledged Asset is reduced because the Agent exercises its discretion to reduce the Fair Market Value of such Pledged Asset pursuant to the definition of Fair Market Value, the Agent will provide Notice to the Borrower of such reduction in Collateral Value, and one Business Day after such Notice has been received pursuant to Section 12.1 the Borrowing Base shall be reduced to reflect such reduction in Collateral Value.  The Borrowing Base shall exclude all Pledged Assets required to be excluded pursuant to Sections 2.3.3 and 2.4.3(ii) and shall be further reduced from time to time as provided in Section 2.4.3(iii).

Business Day means any day of the year on which banks in Massachusetts are not required or authorized by law to be closed for business.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Calendar Quarter means each three calendar month period ending on March 31, June 30, September 30 or December 31 of each year.

Cash Collateral Account means, as to the Borrower, that certain demand deposit account numbered maintained at the Agent, in the Agent’s name (as Agent for the Lenders) and designated for receipt of the proceeds of the sale or other disposition of Collateral associated with Mortgage Loans originated by the Borrower.

Cash Equivalents means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens permitted under Section 7.14.2 hereof):

(a)         readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)         time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $10,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c)          commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d)         Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)          The portion of Mortgage Loans funded via the Borrower’s capital.

Central Elements means and includes: (a) the value of a substantial part of the Collateral; (b) the prospects for repayment of each portion of the Loan, both principal and interest, when due; (c) the validity or enforceability of this Agreement or any other Loan Document; (d) the rights, remedies and benefits available to, or conferred upon, the Agent or any of the Lenders under the Loan Documents; or (e) as to any Person referred to in any reference to the Central Elements, such Person’s property, business operations, financial condition or ability to fulfill its obligations under this Agreement or any other Loan Document, each taken as a whole on a stand-alone and consolidated basis, or such Person’s prospects, on a stand-alone and consolidated basis, of continuing in business as a going concern.

“Change of Control” means that, at any time, either (a) ACRE ceases to directly or indirectly through one or more intermediaries, Control the Borrower, or (b) ACRE ceases to directly or indirectly through one or more intermediaries own greater than 50% of the ownership and economic interests of the Borrower, or (c) an ACRE Change of Control has occurred.

Closing by Mail means a closing of an FHA Mortgage Loan pursuant to the FHA 232 LEAN Program or funding of any other FHA Mortgage Loan with no in-person closing, at which the last acts prior to recordation and funding is for HUD to (a) receive the original executed Mortgage Note, (b) endorse the Mortgage Note, (c) provide copies of the Mortgage Note (endorsed by HUD) to the title company, the settlement attorney, or the Borrower’s counsel as well as (directly or indirectly) to the Agent, and (d) provide email or other written assurances (directly or indirectly) to the Agent that the original Mortgage Note (endorsed by HUD) is being delivered to the Agent by overnight courier.

Code means the Internal Revenue Code of 1986, as amended.

Co-Funding Amount means, with respect to a particular Advance in connection with a particular Eligible Loan, an amount equal to the difference of the Total Fundings associated with such Advance minus the amount of such Advance, which Co-Funding Amount shall be provided in accordance with the terms of Section 7.29.

Collateral as defined in Section 3.1.

Collateral Documents means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents executed in connection with or relating to the Mortgage Loan, (b) the original lender’s ALTA title insurance policy or its equivalent, (c) documents evidencing an FHA “Commitment to Insure”, if applicable, (d) the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note, (e) any other document listed in Exhibit B, and (f) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

Collateral Value means:

(a)         As to any Pledged Asset (other than in connection with an FHA Construction Mortgage Loan), and as of any date of determination: (i) with respect to any Pledged Loan: (1) the lesser of the Mortgage Note Amount of such Pledged Loan and the Committed Purchase Price of such Pledged Loan, or (2) if the Purchase Commitment relating to such Pledged Loan is a Defaulted Commitment, the Fair Market Value of such Pledged Loan; and (ii) if an Eligible Loan has been exchanged for an Agency Security: (1) the lesser of the Total Fundings outstanding against the Eligible Loan backing the Agency Security and the Committed Purchase Price for such Agency Security, or (2) if the Purchase Commitment relating to such Agency Security is a Defaulted Commitment, the Fair Market Value of the Agency Security.

(b)         With respect to each Advance relating to an FHA Construction Mortgage Loan (other than a Released FHA Construction Mortgage Loan), the lesser of the Total Fundings related to such specific Advance and the Committed Purchase Price related to such Total Fundings.

(c)          With respect to each Advance relating to a Released FHA Construction Mortgage Loan that has been exchanged for a Ginnie Mae Security: (i) where the Purchase Commitment for such Ginnie Mae Security is not a Defaulted Commitment, the lesser of the Total Fundings related to such Advance and the Committed Purchase Price of such Ginnie Mae Security; and (ii) where the Purchase Commitment for such Ginnie Mae Security is a Defaulted Commitment, the Fair Market Value of such Ginnie Mae Security.

(d)         With respect to each Advance relating to a Released FHA Construction Mortgage Loan that has not then been exchanged for a Ginnie Mae Security: (i) if the underlying FHA Construction Mortgage Loan is not in default, the Total Fundings related to such Advance; (ii) if the underlying FHA Construction Mortgage Loan is in default and a Federal Agency Debenture has been issued solely with respect to the Total Fundings related to such Advance, the Fair Market Value of such Federal Agency Debenture; or (iii) if the underlying FHA Construction Mortgage Loan is in default and a Federal Agency Debenture has been issued with respect to the Mortgage Note Amount related to such FHA Construction Mortgage Loan, the product of the Fair Market Value of such Federal Agency Debenture times a fraction, the numerator of which is the Total Fundings related to such specific Advance, and the denominator of which is the Mortgage Note Amount related to such FHA Construction Mortgage Loan.

Commitment shall mean, (a) with respect to each Lender, the obligation of such Lender to make Advances to the Borrower under Section 2.1.1 in the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment, and (b) with respect to all Lenders, the obligation of such Lenders to make Advances to the Borrower under Section 2.1.1 in the amount set forth on Schedule 1 hereto as the aggregate amount of all such Lender’s Commitments.

Commitment Amount means, for each Lender, the amount set forth on Schedule 1, and, in the aggregate under this Agreement the aggregate amount for all the Lenders set forth on Schedule 1 not to exceed $80,000,000.

Commitment Percentage means, with respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as may be amended from time to time by the Agent as provided in Section 11.

Committed Purchase Price means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Agency Security.

Constituent Documents means the Borrower’s certificate of formation and limited liability company agreement, as each may be amended, restated or otherwise modified from time to time, subject to the terms of this Agreement.

Contractual Obligation means, for any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Borrower, whether through the ownership of equity interests, by contract, or otherwise.”

Corresponding Amount as defined in Section 11.2(b).

Custodial Account means, as to the Borrower, that custodial account numbered maintained at the Agent, in the Borrower’s name.

Daily Floating LIBOR Rate means, for each day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available, at approximately 11:00 a.m. (London time) on the day two days prior to such day (if such two days prior is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such two days prior is not a LIBOR Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating LIBOR Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the then outstanding principal balance of the Advances and with a term equivalent to one (1) month would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such two days prior (if such two days prior is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such two days prior is not a LIBOR Business Day).  If at any time the Agent’s London branch is not offering such rate, the Daily Floating LIBOR Rate shall be deemed to be unavailable.

Damages as defined in Section 7.24.

Default as defined in Section 9.1.

Defaulted Commitment means any Purchase Commitment under which any of the following events have occurred and remain uncured with respect to the Investor committed under such Purchase Commitment:

(a) the Investor:  (i) has applied for or consented to the appointment of a receiver, trustee, custodian, intervener or liquidator of itself or of all or substantially all of its assets, (ii) has filed a voluntary petition as debtor in bankruptcy or admitted in writing that it is unable to pay its debts as they become due; (iii) has made a general assignment for the benefit of creditors; (iv) has filed a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any debtor relief laws; (v) has filed an answer admitting the material allegations of, or consented to, or defaulted in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) has taken any partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing; provided, however, none of the foregoing shall be triggered on account of the conservatorships in place on the date hereof with respect to Fannie Mae and Freddie Mac;

(b) an order, order for relief, judgment, or decree has been entered by any court of competent jurisdiction or other competent authority approving a petition seeking the Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Investor or of all or substantially all of its assets, and such order, judgment, or decree has continued and remains in effect for a period of sixty (60) days;

(c) the Investor has repudiated, challenged, or declared unenforceable its obligations under the Purchase Commitment or a court of competent jurisdiction finds such Purchase Commitment unenforceable; or

(d) the Investor has defaulted in the performance of any covenant or agreement contained in any Purchase Commitment.

Defaulted Loss Share Loans means Loss Share Loans which are sixty (60) or more days past due or are otherwise in default.

Default Rate as defined in Section 2.4.8.

Deficiency as defined in Section 2.4.3(iv).

Delinquency Period as defined in Section 11.2.8.

Delinquent Lender as defined in Section 11.2.8.Disclosure Schedule means the disclosure schedule of even date herewith executed and delivered by the Borrower to the Agent and the Lenders, pursuant to which the Borrower describe certain exceptions to the representations and warranties set forth herein and otherwise disclose certain information required hereunder to the Agent and the Lenders, as such disclosure schedule may be amended or supplemented from time to time by the Borrower in accordance with the provisions of this Agreement.

Delinquent Serviced Loan means a Mortgage Loan which is included in the Borrower’s Servicing Portfolio which is sixty (60) or more days past due in the payment of any amounts due thereunder, or which is otherwise in default if the obligations thereunder have been accelerated.

Depreciation means the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as determined in accordance with GAAP.

Eligible Assignee shall mean (a) a Lender, (b) an Affiliate of any Lender, and (c) any other Person approved by the Agent, but in any event shall expressly exclude the Borrower or any Affiliate of the Borrower.

Eligible Loan means a Mortgage Loan that satisfies the conditions and requirements of Exhibit D and other applicable provisions of this Agreement for supporting an Advance.

Eligible Mortgage Pool means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to the Agent.

ERISA and ERISA Plan each as defined in Section 6.8.

ERISA Affiliate means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414(b) or 414(c) of the Code.

Escrow Accounts means depository accounts in which escrows for insurance, taxes, maintenance and other reserve amounts associated with Mortgage Loans are maintained.

Event of Default as defined in Section 9.1.

Fair Market Value means, at any time for an Eligible Loan, a related Agency Security (if the Eligible Loan is to be used to back an Agency Security), or a Federal Agency Debenture, as of any date of determination:

(a) with respect to an Eligible Loan, the lesser of (i) the applicable Mortgage Note Amount and (ii) the market value for such Eligible Loan as reasonably determined by the Agent in good faith based on market data for similar Eligible Loans and such other criteria as the Agent deems appropriate in its sole discretion;

(b) with respect to an Agency Security issued with respect to any Eligible Loan other than an FHA Construction Mortgage Loan, the lesser of (i) the Mortgage Note Amount for such Eligible Loan and (ii) the market value for such Agency Security as reasonably determined by the Agent in good faith based on market data for similar Mortgage-backed Securities and such other criteria as the Agent deems appropriate in its sole discretion;

(c) with respect to an Agency Security issued with respect to any Eligible Loan consisting of an FHA Construction Mortgage Loan, the lesser of (i) the Total Fundings made to fund the specific draw on such FHA Construction Mortgage Loan backing such Agency Security and (ii) the market value for such Agency Security as reasonably determined by the Agent in good faith based on market data for similar Mortgage-backed Securities and such other criteria as the Agent deems appropriate in its sole discretion; and

(d) with respect to a Federal Agency Debenture, the market value for such Federal Agency Debenture, determined by the Agent based on market data, to the extent available, for similar obligations to pay money by such Federal Agency in settlement of any claim on account of its commitment to insure or guarantee a Mortgage Loan or mortgage-backed security and such other criteria as the Agent deems appropriate in its sole discretion.

Fannie Mae means the Federal National Mortgage Association and any successor.

Fannie Mae Mortgage Loan means a permanent loan on a Property originated under, and underwritten to Fannie Mae’s permanent loan standards set forth in Fannie Mae’s Delegated Underwriting and Servicing Guide.

Federal Agency means FHA, Freddie Mac, Fannie Mae or Ginnie Mae or any other instrumentality or agency of the United States of America or corporation organized under the laws of the United States of America which insures, guarantees or purchases Mortgage Loans.

Federal Agency Debenture means with respect to a Released FHA Construction Mortgage Loan, the written obligation to pay money by a Federal Agency in settlement of any claim on account of its commitment to insure or guarantee the related FHA Construction Mortgage Loan.

Fee Letter means that certain letter agreement of even date herewith between the Borrower and the Agent with respect to certain fees, as the same may be modified, amended, supplemented or restated from time to time.

FHA means the Federal Housing Administration and any successor agency or other entity.

FHA Construction Mortgage Loan means a loan for the construction or substantial rehabilitation of a Property payment and performance of which is fully insured by FHA.

FHA Mortgage Loan means either an FHA Construction Mortgage Loan or an FHA Project Mortgage Loan.

FHA Project Mortgage Loan means a permanent loan on a Property payment and performance of which is fully insured by FHA.

First Mortgage means a Mortgage that constitutes a first Lien on the real property covered by the Mortgage.

First Mortgage Loan means a Mortgage Loan secured by a First Mortgage.

Freddie Mac means the Federal Home Loan Mortgage Corporation, and any successor.

Freddie Mac Mortgage Loan means a permanent loan on a Property originated under, and underwritten to the permanent loan standards of, Freddie Mac as described in the Freddie Mac Multifamily Seller/Servicer Guide, as amended, supplemented and/or restated from time to time.

Freddie Mac Targeted Affordable Program means the Freddie Mac Targeted Affordable Housing Program, as amended, supplemented or restated from time to time.

Funding Account means, with respect to the Borrower, that certain demand deposit account numbered maintained at the Agent in the Borrower’s name, into which account the proceeds of each Advance made hereunder upon request of the Borrower shall be deposited.

Future Commitment as defined in Section 11.2.8.

GAAP means accounting principles that are consistent with the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time.

General Advance means any Advance of principal hereunder requested by the Borrower to be used by the Borrower for its general business purposes.

General Advance Request means a request for a General Advance in the form of the General Advance Request attached hereto as Exhibit C-2.

General Intangibles has the meaning given that term in the UCC.

Ginnie Mae means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

Ginnie Mae Security means a security representing an undivided fractional interest in an Eligible Mortgage Pool, which security is issued and guaranteed as to payment of principal and interest by Ginnie Mae to an extent consistent with Ginnie Mae’s customary practices, without regard as to whether the Borrower collects any payments on such Mortgage Loans.

Governmental Authority means, with respect to any Person, any applicable nation or government, any state or other political subdivision thereof, and any other Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government and having jurisdiction over such Person or matter.

Governmental Authorization means any permit, license, authorization, plan, directive, consent order, or consent decree of or from any Governmental Authority.

Hedging Arrangement means an arrangement designed to protect a Person from fluctuations in interest rates or asset values and not acquired by a Person for speculation.

HUD means the Department of Housing and Urban Development, and any successor agency or other entity.

Impacted Lender means any Lender that has, or is the Subsidiary of any Person that has, (a) become the subject of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation proceeding or any other proceeding under any debtor relief law, (b) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (c) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (d) been deemed by a Governmental Authority to be insolvent.

Indebtedness means all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of the Borrower and its Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified:  (a) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others or otherwise, including any obligations with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries; but excluding, in all events obligations arising under operating leases, accounts payable, trade payables and expenses arising in the ordinary course of business, loan loss reserves and deferred taxes.

Indemnified Party as defined in Section 7.24.

Information as defined in Section 12.16.

Investable Capital Account means that certain money market account of the Borrower maintained at Bank of America, N.A. known as and numbered Account No..

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Investor means any entity listed on Exhibit H, attached hereto, which list may be amended from time to time by the Agent to reflect the elimination or addition of certain approved Investors.  Absent manifest error, the Agent’s records identifying these Investors and reflecting those Investors which have, from time to time, been removed from, or added to, Exhibit H shall be conclusive.  The Agent may from time to time, and at the reasonable request of the Borrower shall, create an updated Exhibit H reflecting the then current Investors and furnish such updated list to the Borrower at the address provided in Section 12.1 of the Agreement.

Late Charges as defined in Section 2.4.9.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to any Pledged Assets, Fannie Mae, FHA, Freddie Mac, Ginnie Mae, zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having jurisdiction with respect thereto.

Lenders means, on any date of determination, the financial institutions named on Schedule 1, and, subject to the terms and conditions of this Agreement, their respective successors and assigns.

Liabilities means at all times all abilities that would be shown as such on a balance sheet prepared in accordance with GAAP, less Subordinated Debt.

LIBOR Business Day shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

Lien means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

Liquidation Proceeds means amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents.

Loan as defined in Section 2.1.1.

Loan Documents as defined in Section 3.7.

Loss Share Loans means (a) Serviced Loans and (b) any other loans (including, without limitation, any such Serviced Loans or other loans that have been transferred to Fannie Mae or Freddie Mac for resolution).

Manufactured Housing Community Property means a ground lease manufactured housing community facility, which has at least 100 pads and is eligible for financing under (and as defined in) either the Fannie Mae Manufactured Housing Communities Product Line or Section 207 of the National Housing Act.

Maturity Date means the earlier of April 15, 2015, or the date upon which the Commitments are terminated or the Loan is accelerated in accordance with the applicable provisions of this Agreement.

Minimum Deposits Agreement as defined in Section 7.26.

Moody’s means Moody’s Investors Service, Inc.

Mortgage means a mortgage or deed of trust on real property that, except in the case of an FHA Construction Mortgage Loan, is improved and substantially completed.

Mortgage-backed Securities means securities that are secured or otherwise backed by Mortgage Loans.

Mortgage Loan means a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan or an FHA Mortgage Loan, which is evidenced by a Mortgage Note and secured by a Mortgage.

Mortgage Loan Advance means and Advance of principal hereunder requested by the Borrower to be used by the Borrower for funding any of the Borrower’s obligations or commitments to fund a Mortgage Loan specifically related to a Pledged Asset as contemplated by the terms of this Agreement.

Mortgage Loan Advance Request means a request for a Mortgage Loan Advance in the form of the Mortgage Loan Advance Request attached hereto as Exhibit C-2.

Mortgage Note means a promissory note secured by one or more Mortgages.

Mortgage Note Amount means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

Mortgage Pool means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

Multifamily Property means real property that contains or that will contain more than 4 dwelling units.

Notes means the promissory notes of the Borrower, substantially in the form of Exhibit F hereto, evidencing the obligation of the Borrower to repay the Loan, and all renewals and extensions of all or any part thereof.

Notice as defined in Section 12.1.

Obligations means, collectively, all payment and performance obligations and liabilities of the Borrower hereunder and under the other Loan Documents, including, without limitation, with respect to principal, interest, fees, charges, costs, expenses and all other amounts payable by the Borrower hereunder or thereunder.

Operating Account means, with respect to the Borrower, that certain demand deposit account numbered maintained at the Agent in the Borrower’s name, into which the Agent shall deposit the excess of the purchase price paid by an Investor for a Pledged Asset over the Obligations owed by the Borrower with respect to such Pledged Asset.

Overdraft Advance as defined in Section 2.4.10.

Partial Payment of Claim Transaction or PPC Transaction means a transaction where HUD makes partial payment of an insurance claim in lieu of taking an assignment of an FHA Mortgage Loan, pursuant to 24 CFR 207.258b.

PBGC means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Person means any individual, corporation, partnership, trust, limited liability company, unincorporated association, business, or other legal entity, and any Governmental Authority.

Pledged Assets means, collectively, Pledged Loans and Pledged Securities.

Pledged Hedging Account as defined in Section 3.1.8.

Pledged Hedging Arrangement as defined in Section 3.1.8.

Pledged Loans has the meaning set forth in Section 3.1.1.

Pledged Securities has the meaning set forth in Section 3.1.1.

Prime Rate means the per annum rate of interest so designated from time to time by Agent as its prime or base rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the Prime Rate shall be effective on the date Agent announces a change in its “prime” or “base” rate.

Property means a Multifamily Property, securing a Mortgage Loan.

Purchase Commitment means a written and fully executed commitment, in form and substance reasonably satisfactory to the Agent, or any agent, lender or repurchase counterparty under any other Agency Line, issued in favor of the Borrower by an Investor under which that Investor commits to purchase Pledged Assets, or other Eligible Loans or Eligible Mortgage Pools, or substantially equivalent assets under any other Agency Line.

Receivables is defined in Section 3.1.7.

Register is defined in Section 11.3.3.

Release Amount is defined in Section 3.3.6.

Released FHA Construction Mortgage Loan means an FHA Construction Mortgage Loan, the security interest in which the Agent has released in connection with the issuance of the first Ginnie Mae Security representing an interest in such FHA Construction Mortgage Loan.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Requisite Lenders means as of any date, (i) if there are less than three (3) Lenders holding Commitments, Requisite Lenders shall mean all such Lenders, or (ii) if there are three (3) or more Lenders holding Commitments, Requisite Lenders shall mean the Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Commitment Amount.  A Delinquent Lender and its Commitment shall be disregarded for purposes of determining Requisite Lenders.

S&P means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Second Mortgage means a Mortgage that constitutes a second Lien on the property covered by the Mortgage.

Second Mortgage Loan means a Mortgage Loan secured by a Second Mortgage.

Security Documents means the Collateral Documents assigned to the Agent for the ratable benefit of the Lenders which are required to be delivered to the Agent pursuant to the terms hereof in connection with each Advance.

Seniors Property means, (a) with respect to an FHA Mortgage Loan, an improved real property used as (i) a nursing home, intermediate care facility, board and care home, or assisted-living facility as those terms are defined in Section 232, and (ii) an acute care hospital facility as that term is defined in section 242, of the National Housing Act (12 U.S.C. 1715w); and (b) with respect to a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan, a seniors property consisting of an assisted-living facility, independent living facility, Alzheimer’s property or congregate care facility, provided that such facilities are permissible under the Fannie Mae DUS Program or the permanent loan standards of Freddie Mac as described in the Freddie Mac Multifamily Seller/Servicer Guide, as amended, supplemented and/or restated from time to time, as applicable.

Serviced Loans means loans secured by a mortgage lien on a Multifamily Property, health care facility, senior citizen facility or other property, with respect to which the Borrower provides servicing, but only if such servicing is performed under a Servicing Contract.

Servicing Contract means each agreement between the Borrower and Fannie Mae, Freddie Mac, FHA, Ginnie Mae or any other holder of Serviced Loans, pursuant to which the Borrower services Serviced Loans, in each case as amended and/or restated from time to time.

Servicing Portfolio means the Borrower’s portfolio of Servicing Contracts.

Subordinated Debt.  Any Indebtedness of either the Borrower or any of its Subsidiaries to any of their Affiliates, or Indebtedness of the Borrower to other Affiliates, that is subordinated to the payment and performance of the Obligations upon terms and conditions reasonably acceptable to the Agent.  The Agent acknowledges that such Indebtedness will be upon subordination terms acceptable to the Agent, and therefore will constitute Subordinated Debt, if such Indebtedness is unsecured and is evidenced by an agreement that provides in writing that (a) payments with respect to such Indebtedness are prohibited during the existence of any Default or Event of Default, and (b) the Affiliates holding such Indebtedness shall have agreed, for the benefit of the Lenders, to refrain from pursuing any rights or remedies with respect to such Indebtedness (other than the filing of any appropriate proof of claim) until such time as the Obligations have been fully and indefeasibly paid and performed and the each Lender’s Commitments has terminated.

Subsidiary means any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests of such entity.

Tangible Assets means the total of all assets appearing on a balance sheet prepared in accordance with GAAP (with inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation, obsolescence and amortization), plus the value of mortgage servicing rights, less the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, affiliates, officer or employees.

Tangible Net Worth means at any time the total of Tangible Assets less Liabilities.

Total Fundings means the aggregate total amount of all outstanding Advances and Co-Funding Amounts with respect to (a) any specific Pledged Asset, or (b) a specific Advance in connection with any specific Pledged Asset.

Trust Receipt means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to the Borrower for correction or completion.

UCC as defined in Section 3.1.1.

Unconditional Purchase Commitment means a legally binding written Purchase Commitment from an Investor obligating the Investor to purchase an Eligible Loan or Eligible Mortgage Pool, or substantially equivalent assets under any other Agency Line, upon satisfaction of, and subject to, such provisions and terms set forth in the written commitment as are usual and customary in the market for such assets as of the date of this Agreement, or such provisions and terms as the Agent may accept as usual and customary from time to time.

Unused Fee as defined in Section 2.5.2.

Warehouse Period means (a) for each Advance made to fund a particular category of Mortgage Loan (other than an FHA Construction Mortgage Loan), the period of time applicable to such category, as set forth on Exhibit D, measured from the date the first Advance is made with respect to a particular Pledged Asset; and (b) for each Advance made with respect to an FHA Construction Mortgage Loan, the applicable time period, as set forth on Exhibit D, measured from the date such specific Advance is made.